As filed with the Securities and Exchange Commission on February __, 2001
                                                Registration No. 333-___________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             SUMMIT LIFE CORPORATION
             (Exact name of Registrant as specified in its charter)

                                    OKLAHOMA
         (State or other jurisdiction of incorporation or organization)

             6311                                         73-1448244
(Primary Standard Industrial                (I.R.S. Employer Identification No.)
 Classification Code Number)
                                3021 Epperly Dr.
                                 P.O. Box 15808
                          Oklahoma City, Oklahoma 73155
                                 (405) 677-0781
       (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)

                                CHARLES L. SMITH
                      President and Chief Operating Officer
                             Summit Life Corporation
                                3021 Epperly Dr.
                                 P.O. Box 15808
                          Oklahoma City, Oklahoma 73155
                                 (405) 677-0781
           (Name, address, including zip code, and telephone number,
                  including area code, of agents for service)

                                   COPIES TO:
                            JEANETTE C. TIMMONS, ESQ.
                    Day Edwards Propester & Christensen, P.C.
                               2900 Oklahoma Tower
                                 210 Park Avenue
                          Oklahoma City, Oklahoma 73102
                                 (405) 239-2121

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                      Proposed    Proposed
                                      Maximum     Maximum
 Title of Each Class                  Offering    Aggregate
 of Securities to be  Amount to be     Price      Offering         Amount of
     Registered       Registered     per Share      Price    Registration Fee(1)
--------------------------------------------------------------------------------
Common Stock, $0.01
par value per share    1,000,000       $1.00     $1,000,000         $250.00
================================================================================
(1) The registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, as $250 per $1 million.

================================================================================
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             [RED HERRING LANGUAGE]
The information in this prospectus is not complete and may be changed. Summit Life may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY __, 2001



                             SUMMIT LIFE CORPORATION

            200,000 Minimum, 1,000,000 Maximum Shares of Common Stock

                         Offering Price $1.00 Per Share

         We are offering a minimum of 200,000 shares and a maximum of 1,000,000 shares of our common stock. We will offer the shares ourselves and do not plan to use underwriters. Our common stock is quoted on the OTC Bulletin Board under the symbol "SUMC." On January 31, 2001, the reported closing bid price of the common stock was $.531.

Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                            Total        Total
                                               Per Share   Minimum      Maximum
                                               ---------   --------   ----------
Public Offering Price..........................  $1.00     $200,000   $1,000,000
Underwriting Discount..........................   --           --          --
Proceeds to Summit Life (before expenses) .....  $1.00     $200,000   $1,000,000

         o We will sell the units ourselves and no one has agreed to buy any of our shares. We may enter into an agency agreement with one or more registered broker-dealers or registered sales agents for the sale of shares, in which event we may pay participating registered broker-dealers or registered sales agents commissions of up to 6% of the offering price of shares actually sold by them. However, we have no agreements with anyone to pay any such fees or commissions.

         o The offering is for a period of 360 days beginning with the date of this prospectus and, at our option, the offering period may be extended for an additional 90 days. The minimum number of shares one can purchase is 100 shares.

         o Proceeds from sales of the shares are being escrowed at UMB Oklahoma Bank, National Association, Oklahoma City, Oklahoma, until the sale of the 200,000 minimum number of shares is achieved. If the minimum of $200,000 in proceeds is not received prior to the expiration of the offering period, all escrowed funds will be promptly returned to subscribers without interest or deduction.

                           --------------------------

                             Summit Life Corporation
                                3021 Epperly Dr.
                                 P.O. Box 15808
                          Oklahoma City, Oklahoma 73155
                                 (405) 677-0781

                           --------------------------

             The date of this Prospectus is ________________, 2001.

                                TABLE OF CONTENTS


                                    Page                                    Page

Forward-Looking Information.......    2   Management......................   27
Prospectus Summary................    3   Certain Transactions............   29
Risk Factors......................    5   Principal Stockholders..........   29
Use of Proceeds...................   10   Description of Capital Stock....   30
Determination of Offering Price...   11   Plan of Distribution............   34
Price Range of Common Stock.......   11   Where You Can Find More
Dividend Policy...................   11     Information...................   35
Dilution of the Price Paid                Legal Opinions..................   35
  for the Shares..................   11   Experts.........................   35
Capitalization....................   13   Index to Financial Statements...  F-1
Selected Financial Data...........   14
Management's Discussion and
  Analysis or Plan of Operation...   15
Business..........................   19

                           ---------------------------

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                           ---------------------------


         Summit Life Corporation, referred to in this prospectus as Summit Life, we or us, is an insurance holding company. We were incorporated in Oklahoma in April 1994. Our executive offices are located at 3021 Epperly Dr., Oklahoma City, Oklahoma 73155. Our telephone number is (405) 677-0781. We refer to prospective investors as you or the investor(s).

                           FORWARD-LOOKING INFORMATION

         In this prospectus, we make statements about our future financial condition, results of operations and business. These are based on estimates and assumptions made from information currently available to us. Although we believe these estimates and assumptions are reasonable, they are uncertain. These forward-looking statements can generally be identified because the context of the statement includes words such as may, will, expect, anticipate, intend, estimate, continue, believe or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. We wish to caution you that these forward-looking statements involve predictions. We cannot give you any assurance that the future results will be achieved or that, if achieved, such results will be indicative of the results in subsequent periods. The inclusion of forward-looking statements in this prospectus should not be regarded as a representation by us or any other person that our objectives or plans will be achieved or that our operating expectations will be realized. Our future results, performance or achievements, could differ materially from those expressed or implied in these forward-looking statements, as a result of risks facing us as more fully described in the "Risk Factors" section of this prospectus. Such risks include those associated with:

[ ]      actual execution of management's business plan;

[ ]      the condition of the insurance market;

[ ]      the pricing of products and services;

[ ]      overall economic trends, including interest rate trends;

[ ] stock market activity, employment levels, changes in technology, changes in insurance laws and regulations;

[ ]      other factors beyond our control.


         We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

                               PROSPECTUS SUMMARY

         This section is only a summary and does not contain all the information that may be important to you. You should read the entire prospectus carefully, including the section titled "Risk Factors" and the financial statements and the notes relating to those statements.

About Summit Life

         Summit Life is an insurance holding company. Historically, our growth has been fueled primarily through acquisitions, starting in 1994 when we commenced operations by acquiring an Oklahoma-chartered life insurance company. Since then, we have acquired three additional life insurance companies in Texas and Louisiana. In 1999, we consolidated operations by combining three of the companies into one company, and selling the fourth company which operated in Louisiana. Currently, our life insurance operations are conducted through our wholly owned subsidiary, Great Midwest Life Insurance Company, referred to in this prospectus as Great Midwest, a Texas-chartered insurer that issues life insurance and annuity products and operates in both Texas and Oklahoma.

         Our operating strategy is to continue to make acquisitions of small, marginally profitable or unprofitable insurance companies, consolidate and streamline the administrative functions of these small companies, improve their investment yields through active asset management in a centralized investment operation and eliminate their unprofitable products and distribution channels. Because of the small size of these companies, we believe that they are unattractive acquisition candidates for many of our competitors. However, because we also are small compared to our competition, we believe that we are particularly well suited to make such acquisitions and to capitalize on the cost savings that can be realized by consolidating the administrative functions of the acquired companies.

         We were incorporated as an Oklahoma corporation in April 1994. Our principal executive office are at 3021 Epperly Dr., Oklahoma City, Oklahoma 73155. Our telephone number is (405) 677-0781.

Use of Proceeds

         Assuming the minimum offering gross proceeds of $200,000, net proceeds may be used to recruit agents, acquire life insurance companies or blocks of life insurance business and for other, general corporate purposes. Any funds received above the minimum offering amount will be used for these purposes and also may be used to repay outstanding indebtedness. We are targeting companies in select markets with average books of business of $300,000 in policy reserves.

The Offering

Common stock offered by Summit Life:
  Maximum................ 1,000,000 shares
  Minimum................ 200,000 shares

Common stock outstanding:
  Prior to this offering. 2,267,605 shares

  After this offering.... 3,267,605 shares assuming the maximum offering is sold
                          2,467,605 shares assuming the minimum offering is sold

Offering price........... $1.00 per share


                             Summary Financial Data




Operating Data

         The following table sets forth selected information regarding operating results for the periods indicated.

                                                                        Nine Months Ended
                                          Year Ended December 31,         September 30,
                                          -----------------------    -----------------------
                                            1998          1999         1999          2000
                                          ---------     ---------    ---------     ---------
                                                             (in thousands)
Statement of Operations Data:
         Revenues                         $     756     $     813    $     644     $     543
         Benefits, losses and expenses        1,363         1,704        1,077           704
         Loss from continuing operations       (610)         (884)        (426)         (161)


Balance Sheet Data

                                                As of September 30, 2000
                                     -------------------------------------------
                                                         As Adjusted (1)
                                              ----------------------------------
                                     Actual   Minimum Offering  Maximum Offering
                                     ------   ----------------  ----------------
                                               (in thousands)
Balance Sheet Data:
         Cash and cash equivalents   $1,397       $1,557            $2,120
         Total assets                 6,311        6,471             7,034
         Total liabilities            5,179        5,179             5,002
         Stockholders' equity         1,132        1,292             2,032

-------------------------

(1) Gives effect to the sale of the minimum and maximum number of shares of common stock offered hereby, and the application of the estimated proceeds therefrom. See "USE OF PROCEEDS" and "CAPITALIZATION."

                                  RISK FACTORS

         You  should  carefully   consider  the  following   factors  and  other
information in this prospectus before deciding to invest in any of our securities.

We operate in a highly competitive industry, which could limit our ability to gain or maintain our position.

         We are in direct competition with a large number of insurance companies, many of which offer a greater number of products through a greater number of agents and have greater resources than we do. In addition, we may be subject, from time to time, to new competition resulting from additional private insurance carriers introducing products similar to those offered by us. Moreover, as a result of recent federal legislation, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied, and we expect to encounter increased competition from these providers of financial services. This competitive environment could result in lower premiums, less favorable underwriting terms and conditions, loss of sales and reduced profitability.

         Over the past three fiscal years, substantially all of our premiums were from sales of policies in Oklahoma and Texas. Our ability to compete successfully may suffer from competitive changes in these particular markets.

Our lack of a rating could adversely affect our ability to compete.

         Ratings of insurance companies are typical within the industry. Increased public and regulatory concerns regarding the financial stability of insurance companies have resulted in policyholders placing greater emphasis upon company ratings and have created some measure of competitive advantage for insurance carriers with higher ratings. Rating organizations assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control. As of the date of this prospectus, we have not been rated by any rating organization. The absence of any rating could adversely affect our ability to sell our products or retain existing business, as well as in our ability to compete for attractive acquisition opportunities.

We may not be able to compete successfully if we cannot recruit and retain insurance agents.

         We continuously recruit and train independent agents to market and sell our products. We may not be able to continue to attract and retain independent agents to sell our products. We also engage marketing general agents from time to time to recruit independent agents and develop networks of agents in various states. Our business and ability to compete may suffer from the inability to recruit and retain insurance agents and from the loss of services provided by our marketing agents.

Our policy claims fluctuate from year to year, and future benefit payments may exceed reserves.

         Our results may fluctuate from year to year due to fluctuations in policy claims received by our life insurance subsidiary. Great Midwest has established reserves for claims and future policy benefits based on accepted actuarial practices. By care in underwriting new policies and sharing risk with reinsurance companies, Great Midwest has attempted to limit the risk that its actual payments of death and other benefits will exceed its reserves. The reserves are, however, only actuarial estimates and it is possible that Great Midwest's claims experience could be worse than anticipated, so that its reserves may prove to be insufficient. If this were to happen, it could result in increased operating losses.

We could be forced to sell illiquid investments at a loss to cover policyholder withdrawals.

         Many of the products offered by Great Midwest allow policyholders and contractholders to withdraw their funds under defined circumstances. Great Midwest manages its liabilities and configures its investment portfolio so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands, contract benefits and maturities. While Great Midwest owns a significant amount of liquid assets, a certain portion of its assets are relatively illiquid. Unanticipated withdrawal or surrender activity could, under some circumstances, compel Great Midwest to dispose of illiquid assets on unfavorable terms, which could have an adverse effect on us.

Interest-rate fluctuations could negatively affect our spread income.

         Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies. Both rising and declining interest rates can negatively affect our spread income. While we develop and maintain asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, changes in interest rates could adversely affect such spreads.

         Lower interest rates may result in lower sales of certain of our insurance and investment products. In addition, certain of our insurance products guarantee a minimum credited interest rates.

Our insurance subsidiary is highly regulated, and government regulation may affect profitability or market value.

         Our insurance subsidiary is subject to government regulation in each of the states in which it conducts business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than share owners. Changes in these regulations could affect our profitability or the market value of our shares.

         Our insurance subsidiary acts as a fiduciary and is subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employment Retirement Income Security Act, or ERISA. Severe penalties are imposed on insurers that breach their fiduciary duties to the plans under ERISA. If we were fined or a penalty was imposed on us by a governmental agency having jurisdiction over us, we might not have the financial resources to pay the fine or penalty.

We cannot predict the effect of recent insurance regulatory changes.

         The National Association of Insurance Commissioners, or the NAIC, has adopted the Codification of Statutory Accounting Principles, which we refer to as the "Codification." The Codification changes current statutory accounting rules in several areas. We have not estimated the potential effect that the Codification may have on the statutory capital of our insurance subsidiary. The Codification became effective January 1, 2001.

A  tax  law  change  could   adversely   affect  our  ability  to  compete  with
non-insurance products.

         Under the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of our products a competitive advantage over other non-insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Great Midwest, would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. In addition, life insurance products are often used to fund estate tax obligations. If the estate tax were eliminated, the demand for certain life insurance products could be adversely affected. We cannot predict what tax initiatives may be enacted which could adversely affect us.

Our investments are subject to risks.

         Our invested assets are subject to customary risks of credit defaults and changes in market values. The value of our investment portfolio depends in part on the financial condition of the companies in which we have made investments. Factors that may affect the overall market value of our invested assets include interest rate levels, financial market performance, and general economic conditions, as well as particular circumstances affecting the businesses of individual companies.

Our growth from acquisitions involves risks.

         Our acquisitions have benefited us in part by allowing us to enter new markets and to position us to realize certain operating efficiencies associated with economies of scale. There can be no assurance, however, that we will realize the anticipated financial results from our acquisitions or that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, or capital to fund acquisitions will continue to be available to us.

We are dependent on the performance of others.

         Our results may be affected by the performance of others because we have entered into various arrangements involving other parties. For instance, many of our products are sold through independent distribution channels. Additionally, a portion of our life insurance sales comes from arrangements with unrelated marketing organizations. As with all financial services companies, our ability to conduct business is dependent upon consumer confidence in the industry and its products. Actions of competitors, and financial difficulties of other companies in the industry, could undermine consumer confidence and adversely affect our business.

A decline in our stock price may limit our ability to raise capital.

         During 1999 and 2000, many financial services companies, including Summit Life, experienced a decrease in the market price of their common stock. Although we believe we have sufficient, internally generated cash flow to fund our day-to-day operations, a lower stock price may limit our ability to raise capital to fund other growth opportunities and acquisitions.

Our reinsurance program involves risks.

         Great Midwest is able to assume insurance risks beyond the level which its capital and surplus would support by transferring substantial portions of such risks to other, larger insurers through reinsurance contracts. These reinsurance arrangements, which are the usual practice in the insurance industry, leave Great Midwest exposed to two risks:

         -- The credit risk, which exists because reinsurance does not fully relieve Great Midwest of its liability to its insureds for the portion of the risks ceded to reinsurers. Although Great Midwest places its reinsurance with reinsurers it believes to be financially stable, a reinsurer's subsequent insolvency or inability to make payments under the terms of a reinsurance treaty could have a materially adverse effect on our financial condition.

         -- The amount and cost of reinsurance available to Great Midwest is subject, in large part, to prevailing market conditions beyond its control. Non-renewal or cancellation of a reinsurance arrangement affects only new business and the reinsurer remains liable on business reinsured prior to non-renewal or cancellation. If Great Midwest were to be unable to maintain or replace its reinsurance facilities on acceptable terms upon their expiration and were unwilling or unable to bear the associated increase in exposure on new business, it would have to reduce the amount of its new business.

We are dependent on dividends and management fees from our insurance subsidiary, Great Midwest, to fund our operations.

         Our ability to fund our operations is affected by the ability of our insurance company subsidiary, Great Midwest, to declare and distribute dividends to us as its sole shareholder, as well as on its ability to pay us management fees for the administrative services we provide to it. Insurance company subsidiaries like Great Midwest are subject to various state statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to their parent companies. Under Texas insurance laws, our principal operating subsidiary, Great Midwest, generally may pay dividends to us only out of its unassigned surplus as reflected in its statutory financial statements filed in that state. In addition, the Texas Commissioner of Insurance must approve, or not disapprove within 30 days of notice, payment of an "extraordinary" dividend from Great Midwest. Under Texas insurance laws, that term generally refers to a dividend that exceeds, together with all dividends paid by Great Midwest within the previous 12 months, the greater of:

         -- 10% of Great Midwest's statutory capital and surplus at the preceding December 31; or

         -- the net gain from operations of Great Midwest for the 12 months ended on such December 31.

         It is possible that more stringent restrictions will be adopted from time to time, which could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to us by our insurance subsidiary without affirmative prior approval by state insurance regulatory authorities.

         In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of an insurance subsidiary of Summit Life, all creditors of the subsidiary, including holders of life insurance policies, would be entitled to payment in full out of the assets of such subsidiary before Summit Life, as shareholder, would be entitled to any payment.

Our stockholders could be adversely affected if our management and larger stockholders use their influence in a manner adverse to other stockholders' interests.

         Upon completion of this offering, and assuming the maximum 1,000,000 shares are sold, executive officers and directors and 5% stockholders will beneficially own, in the aggregate, approximately 46% of our outstanding common stock. While such a percentage is not sufficient to constitute control as a matter of law, it represents a percentage that is likely to result in effective control over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. These stockholders may use their influence to approve or take actions that are adverse to your interests. See "Principal Stockholders."

         Our stockholders also could be adversely affected if existing change of control provisions prevented a potential suitor from buying us.

         Anti-takeover provisions of our certificate of incorporation, as well as statutory change-of-control provisions, could operate to hinder a potential suitor from buying us, even if the sale of our company would be in the best interests of our stockholders:

         -- Our Certificate of Incorporation contains provisions that give the board of directors the ability to deter or prevent a merger with, or a sale of control to, a third party, even if the owners of a majority of the common stock were to favor such a transaction. Our Certificate of Incorporation authorizes the board of directors to issue a series of preferred stock without shareholder action. Such an issuance of preferred stock could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in Summit Life, and could adversely affect the voting power or other rights of holders of the common stock. In addition, the Certificate of Incorporation establish a board of directors classified such that only one-third of the members of our board of directors is elected each year and each director serves for a term of three years. These provisions make it difficult for a third party to achieve a change in control of Summit Life through the acquisition of a large block of common stock without approval of the board of directors. As a result of these anti-takeover provisions, you may be deprived of opportunities to sell some or all of your shares at prices exceeding market prices. See "Description of Capital Stock-Certain Anti-Takeover Provisions" at page 31.

         --       We are also  regulated  as an  insurance  holding  company  in
                  Texas, the jurisdiction in which our insurance company subsidiary is incorporated. These laws require prior approval by the Texas Department of Insurance of changes in control of an insurer. Under these laws, anyone acquiring a specified percentage of Summit Life's outstanding voting securities would be presumed to have acquired control of it, unless such presumption is rebutted. The specified percentage is 10% under Texas insurance law.

There is a limited market for the shares of common stock.

         Historically, there has been an extremely limited public market for our common stock issued in connection with our initial public offering in 1999. We cannot guarantee that the market will be sustained or will expand. The price of the common stock is highly volatile. Due to the limited trading volume and small capitalization of our common stock, many investors may not be interested in owning our securities because of the higher risks associated with limited trading volume and small market capitalization such as the inability to sell a substantial block of stock at one time without driving down prices. This could have an adverse effect on the market for our common stock. In addition, there is no assurance that an investor will be in a position to borrow funds using our securities as collateral because lenders may be unwilling to accept the pledge of these securities because of the limited market.

         Additionally, the shares are defined as penny stock under the Securities and Exchange Act of 1934 and rules of the SEC. These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain accredited investors. For covered transactions, a broker-dealer must make a suitability determination for each purchaser and receive a purchaser's written agreement prior to sale. In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks. Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock and may affect investors' ability to resell shares purchased in this offering.

We have arbitrarily determined the offering price of the common stock included in this offering.

         The offering price for the common stock in this offering was based upon our assessment of recent trading prices for the common stock, our history and prospects, and current conditions in the securities markets. There is no relationship between the offering price and our assets, book value, net worth or any other economic or recognized criteria of value.

Future sales of shares by our current stockholders could adversely affect the market price of our common stock.

         After completion of this offering, there will be 3,267,605 shares of our common stock outstanding if all the shares offered hereby are sold, of which 2,267,605 shares, or approximately 69.40%, will be held by our current stockholders. Of the amount held by the current stockholders, 163,770 shares were purchased in our initial public offering in 1999 and are freely tradable. The balance may be sold under Rule 144 in the public market from time to time, without registration, subject to limits on the timing, amount and method of these sales imposed by the securities laws. You should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the common stock in any market which may develop and, therefore, the ability of any investor to market his shares may depend upon the number of shares that are offered and sold. Moreover, the perception in the public markets that these sales by principal stockholders might occur could also adversely affect the market price of our common stock.


                                 USE OF PROCEEDS

         The net proceeds to us from the sale of the common stock, after deducting offering expenses, are expected to be approximately $160,000 if the minimum number of 200,000 shares are sold or $900,000 if the maximum number of 1,000,000 shares are sold. The following table shows our expected net proceeds at minimum and maximum levels of funding and our proposed expenditure of these proceeds.

                                                   Minimum Offering        Maximum Offering
                                                   ----------------        ----------------
                Use of Net Proceeds               Amount      Percent     Amount      Percent
                -------------------              --------     -------    --------     -------
Increase surplus                                 $     --          --    $170,000      18.89%

Repayment of indebtedness                              --          --     177,500      19.72%

Recruitment of agents                              50,000      47.06%      42,500       4.72%

Purchase other blocks of business                 100,000      47.06%     450,000      50.00%

Working capital and general corporate purposes     10,000       5.88%      60,000       6.67%
                                                 --------     -------    --------     -------

                     Total                       $160,000     100.00%    $900,000     100.00%
                                                 ========     =======    ========     =======


         o The expenses of this offering, which include legal and accounting fees, blue sky fees of various states, printing, mailing and miscellaneous items, are estimated to be $40,000 if only the minimum offering is sold, and $100,000 if the maximum offering is sold. As of December 31, 2000, we had paid approximately $2,000 of these expenses from funds on hand prior to the offering.

         o We plan to use a substantial amount of the net proceeds to (i) acquire other blocks of business, (ii) recruit agents, (iii) increase the surplus of our insurance subsidiary, which will enable that company to increase its sales of insurance products, and (iv) pay off debt. The actual allocation of net proceeds, however, will depend on the actual amount of funds raised by this offering, as well as the projected needs of surplus to write new business. If results do not meet our requirements, we may reallocate the proceeds among the other contemplated uses of proceeds. We may use a portion of the net proceeds to acquire the net assets of other insurance companies. Any decision to make an acquisition will be dependent on consideration of a variety of factors, including business prospects, purchase price and financial terms of the transaction. We have no agreements, understandings or arrangements with respect to any acquisition at this time. See "BUSINESS."

         o The amounts set forth above are estimates only. Consequently, the actual amounts are likely to vary from that described. To the extent proceeds are inadequate in any area of expenditure, supplemental amounts may be drawn from working capital, if available. Any additional proceeds necessary for operation will be obtained through debt financing or additional equity financing. However, we have no specific plans for future financing and the officers and directors have made no commitment to advance funds to us. Any proceeds not required for one or more of the proposed expenditures listed above we will retain and use as working capital which we will use for one or more of the other purposes specified in the above table as in our discretion will be beneficial to our operations and business. For example, we may use a portion or all of the amounts allocated to working capital to increase surplus or to purchase additional blocks of business.

         o Pending utilization, we may make temporary investments of the proceeds in interest bearing investments, including United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments. We do not intend to register as an investment company under the Investment Company Act of 1940. Accordingly, any investment by us will be made so as to avoid regulation as an investment company.

         o We anticipate, based on currently proposed plans and assumptions relating to our operations, that the proceeds from the Offering, together with projected cash flow from operations, will be sufficient to meet estimated capital expenditures through 2001. If cash flows do not develop as anticipated, or if the Company's proposed plans or the basis for its assumptions change, the Company may be required to obtain additional sources of capital.

                         DETERMINATION OF OFFERING PRICE

         The price of the shares was arbitrarily determined in order for Summit Life to raise up to a total of $1,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value, or other established criteria of value. We also did not consult finance professionals to help establish the offering price. There is no assurance that the price paid for a share in the offering will be recoverable by a sale of the share in the public market, or that a public market will value the company as we have determined its value.

                           PRICE RANGE OF COMMON STOCK

         Our common stock began trading on the OTC Bulletin Board on October 27, 1999, under the symbol "SUMC." The following table sets forth, for the periods indicated, the high and low bid prices of the common stock during the periods indicated, as reported by the OTC Bulletin Board:


                                         2000                     1999
                                  ----------------------  ----------------------
                                     High         Low        High         Low
                                  ----------  ----------  ----------  ----------
First Quarter...................    $4.00       $4.00         N/A         N/A
Second Quarter..................    $1.875      $1.875        N/A         N/A
Third Quarter...................    $0.438      $0.438        N/A         N/A
Fourth Quarter..................    $0.531      $0.531       $6.00       $5.00

         The above quotations, as reported, represent prices between dealers and do not include retail mark-ups, mark-downs or commissions. Such quotations do not necessarily represent actual transactions.

         On February 13, 2001, the high bid for the common stock was $.531 and the low bid was $.25.

         At February 13, 2001, there were approximately 1,424 registered holders of record of the common stock.

                                 DIVIDEND POLICY

         We expect to retain all earnings generated by our operations, if any, for the growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our ability to pay dividends is dependent, in large measure, on our ability to receive dividends and management fees from our life insurance subsidiary, Great Midwest. The ability of Great Midwest to pay dividends and management fees, in turn, is limited pursuant to the insurance laws of the state of Texas, where Great Midwest is domiciled. Generally, such laws provide that dividends may be paid only from the earned surplus arising from the insurance company's business and must receive the prior approval of the Texas Insurance Commissioner to pay a dividend if such dividend would exceed certain statutory limitations. See "BUSINESS-Governmental Regulation."

         The payment of future dividends on the common stock, both as to timing and amount, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors. We may not pay dividends on the common stock unless we have paid dividends on our Series A and Series B Preferred Stock.

                    DILUTION OF THE PRICE PAID FOR THE SHARES

         At September 30, 2000, we had a net tangible book deficit of ($157,576) or ($.07) per share of common stock. Net tangible book deficit is equal to total tangible assets minus total liabilities minus liquidation value of preferred stock. Our net tangible book deficit per share is calculated by dividing our net tangible book deficit by 2,267,605, the total number of shares of common stock outstanding.

         At September 30, 2000, after giving pro forma effect to the sale of a minimum 200,000 shares and a maximum 1,000,000 shares of common stock in this offering at an assumed initial public offering price of $1.00 per share and the receipt by us of the net proceeds from this offering, our pro forma net tangible book value (deficit) at September 30, 2000 would have changed from ($157,576) to $2,424 and $742,424, respectively. This represents an immediate increase in net tangible stockholders' equity of $.07 and $.30 per share, respectively, to current stockholders and an immediate dilution of $1.00 and $.77 per share, respectively, to new investors, as illustrated in the following table:


                                                          Minimum    Maximum
                                                          Offering   Offering
                                                          --------   --------

 Initial public offering per share......................  $   1.00   $   1.00

 Pro forma net tangible book deficit per share after
   this Offering........................................       .00        .23
                                                          --------   --------

 Dilution per share to new investors....................  $   1.00   $    .77
                                                          ========   ========

         The public  offering price is  substantially  higher than the pro forma
net  tangible  book  value  per  share.   Investors  will  incur  immediate  and
substantial dilution.

         The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per share of common stock paid by our existing stockholders and by new investors in this offering:





                           Shares Purchased   Total Consideration     Average
                          ------------------  -------------------  Consideration
                            Number   Percent    Amount    Percent    Per Share
                          ---------  -------  ----------  -------  -------------

Current Stockholders....  2,267,605   69.40%  $2,946,272   74.66%      $1.30

New investors...........  1,000,000   30.60%   1,000,000   25.34%      $1.00
                          ---------  -------  ----------  -------

      Total.............  3,267,605  100.00%   3,946,272  100.00%
                          =========  =======  ==========  =======


                                 CAPITALIZATION

         The following table sets forth (i) our historical  capitalization as of
September 30, 2000;  and (ii) our pro forma  capitalization  as adjusted to give effect to the sale of a minimum of 200,000  shares,  and a maximum of  1,000,000 shares,  of common stock at an assumed public  offering price of $1.00 per share and the  application  of the estimated  net proceeds as described  under "Use of
Proceeds."  This table  should be read in  conjunction  with "Use of  Proceeds,"
"Management's   Discussion  and  Analysis  or  Plan  of   Operations"   and  the
Consolidated   Financial  Statements  and  Notes  appearing  elsewhere  in  this
Prospectus.

                                                                              September 30, 2000
                                                             --------------------------------------------------
                                                                             As Adjusted         As Adjusted
                                                                Actual     Minimum Offering    Maximum Offering
                                                                ------     ----------------    ----------------
Liabilities:
   Policy reserves and policyholder funds..................  $ 4,913,449     $ 4,913,449         $ 4,913,449
   Accounts payable........................................       15,843          15,843              15,843
   Accrued liabilities.....................................       19,627          19,627              19,627
   Notes payable ..........................................      230,317         230,317              52,817
                                                             -----------     -----------         -----------

          Total liabilities................................    5,179,236     $ 5,179,236         $ 5,001,736



Stockholders' Equity:
   Common Stock, $.01 par value:
       5,000,000 shares authorized, 2,267,605 issued and
       outstanding, 2,467,605 as adjusted for the minimum
       aggregate offering, 3,267,605 as adjusted for the
       maximum aggregate offering .........................       22,676          24,676              32,676
   Series A preferred stock, $.001 par value, stated at
     liquidation value ....................................      500,000         500,000             500,000
   Series B convertible preferred stock, $.001 par value...      250,000         250,000             250,000
   Series B convertible preferred stock subscribed.........      750,000         750,000             750,000
       Less Series B convertible preferred stock subscriptions
       Receivable..........................................     (750,000)       (750,000)           (750,000)
   Additional paid-in capital..............................    2,923,596       3,081,596           3,813,596
   Common stock of parent held by subsidiary...............      (95,000)        (95,000)            (95,000)
   Accumulated other comprehensive income (loss)...........
       Unrealized appreciation (depreciation) of debt
       securities..........................................      (31,808)        (31,808)            (31,808)
   Accumulated deficit.....................................   (2,437,530)     (2,437,530)         (2,437,530)
                                                              ----------       ---------           ---------
          Total stockholders' equity.......................    1,131,934       1,291,934           2,031,934
                                                               ---------       ---------           ---------

           Total capitalization............................   $6,311,170      $6,471,170          $7,033,670
                                                              ==========      ==========          ==========



                         SELECTED FINANCIAL INFORMATION

         The following  selected  financial  data should be read in  conjunction with our financial  statements and the accompanying notes appearing elsewhere in this prospectus.  You should also read "MANAGEMENT'S  DISCUSSION AND ANALYSIS OR
PLAN OF OPERATION"  contained later in this prospectus.  The selected  financial data  for the  years  ended  December  31,  1998 and  1999 is  derived  from our financial  statements that have been audited by Grant Thornton LLP,  independent certified  public  accountants.  The selected  financial data for the nine-month
periods   ended   September   30,   1999   and   2000  is   derived   from   our
internally-prepared  financial statements and is unaudited.  In our opinion, the unaudited  financial  statements  include all  adjustments,  consisting  only of normal recurring adjustments, necessary for a fair presentation of our financial position  and the results of our  operations  for these  periods.  The  selected financial data is not necessarily indicative of our future results of operations or financial performance.  You should also read "RISK FACTORS" contained in this prospectus.

                                                                                Nine Months
                                           Years Ended December 31,         Ended September 30,
                                          -------------------------      ------------------------
                                            1998           1999           1999           2000
                                            ----           ----           ----           ----
                                             (in thousands, except share and per share data)
Statement of Operations Data:

    Total revenues....................         $756           $813            $644          $543

    Loss from continuing operations ..         (610)          (884)           (426)         (161)

    Basic and diluted loss per share
    from continuing operations........         (.30)          (.42)           (.20)         (.09)

    Shares used in computation (1)....    2,047,037      2,177,196       2,248,605     2,171,291



                              As of December 31, 1999   As of September 30, 2000
                             ------------------------   ------------------------

                                                  (in thousands)
Balance Sheet Data:
   Invested assets................      $5,180                     $3,896
   Total assets...................       7,016                      6,311
   Total policy liabilities.......       5,336                      4,913
   Stockholders' equity...........       1,016                      1,132

------------------------

(1) All share amounts used in computation of per share data reflect the 5-for-2 stock split effected in September 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

         The following discussion and analysis reviews our operations for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000. Certain statements contained in this discussion are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions which may ultimately prove to be inaccurate and actual events and results may materially differ from anticipated results described in such statements. Our ability to achieve such results is subject to certain risks and uncertainties discussed in the "RISK FACTORS" section of this prospectus. The following discussion and analysis should be read in conjunction with the discussion about such risk factors and our financial statements and the notes related thereto included elsewhere in this prospectus.

         Currently, our only business segment is our life insurance operations. However, in the past, we have also provided residential mortgage loan processing services to individuals and financing to medical accounts receivable factoring entities.

Operating Data

         The following table sets forth selected information regarding operating results for the periods indicated.

                                                              Nine Months Ended
                                    Year Ended December 31,      September 30,
                                    -----------------------   -----------------
                                     1998             1999     1999       2000
                                    ------           ------   ------     ------
                                                      (in thousands)
Statement of Operations Data:
    Revenues                        $  756           $  813   $  644     $  543
    Benefits, losses and expenses    1,363            1,704    1,077        704
    Loss from continuing
     operations                       (610)            (884)    (426)      (161)



                                               As of September 30, 2000
                                   ---------------------------------------------
                                                         As Adjusted (1)
                                             -----------------------------------
                                   Actual    Minimum Offering   Maximum Offering
                                   ------    ----------------   ----------------
                                                            (in thousands)
Balance Sheet Data:
    Cash and cash equivalents      $1,397         $1,557             $2,120
    Total assets                    6,311          6,471              7,034
    Total liabilities               5,179          5,179              5,002
    Stockholders' equity            1,132          1,292              2,032

-------------------------

(1) Gives effect to the sale of the minimum and maximum number of shares of common stock offered hereby, and the application of the estimated proceeds therefrom. See "USE OF PROCEEDS" and "CAPITALIZATION."

Results of Operations

      Discontinued Operations

         In December 1998, we adopted a plan to sell the mortgage services segment to a then officer in exchange for a $10,000 note receivable. The actual disposal date was January 4, 1999. The assets sold and liabilities assumed of the mortgage services segment consisted primarily of the segment's "name", cash, and customer deposits. Operating results of the mortgage services segment are shown separately in the consolidated statements of operations included elsewhere in this prospectus. In the past, we have also provided financing to medical accounts receivable factoring entities. This type of financing was phased out during 2000.

      Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

         Assets/Liabilities/Stockholders' Equity. Total assets were $7,015,821 at December 31, 1999, compared to $8,406,090 at December 31, 1998, a decrease of 17%. The decrease was due to the sale of Benefit Capital Life Insurance Company, a wholly owned subsidiary of Summit Life, in December 1999 and the reduction of our debt. These offset the increase in assets realized from the purchase of Great Midwest in January 1999.

         Total liabilities, primarily insurance reserves for future policyholder benefits, were $5,999,783 at December 31, 1999, compared to $7,629,260 at December 31, 1998, a decrease of 21%. The decrease was due primarily to the sale of Benefit Capital and the resulting decrease in reserves, and from repayment of a portion of our outstanding debt.

         Total stockholders' equity was $1,016,038 at December 31, 1999, compared to $776,830 at December 31, 1998, an increase of 31%. The increase was primarily due to sales of common stock pursuant to our initial public offering effected in the first half of 1999, as well as private placements of Series A preferred stock in April 1999 and October 1999.

         Average rate of return on investments, including cash and cash equivalents, was approximately 7.3% for 1999 and 8.7% for 1998, while the average rate credited to policyowner accounts was approximately 5.5% and 6.2%, respectively.

         At December 31, 1999, our net deferred tax assets totaled $37,241 and related primarily to net operating loss carryforwards. Realization of net operating carryforwards is dependent on generating sufficient future taxable income. We believe that our operating strategy of continuing to make acquisitions of small insurance companies, consolidating and streamlining the administrative functions of these small companies, and improving unprofitable products and distribution channels, will generate future taxable income. Although realization of net deferred tax assets is not assured, we believe these sources will generate sufficient future taxable income during the available carryforward period and that it is more likely than not that the recorded net deferred tax assets will be realized.

         Revenue. Revenues attributable to life insurance increased 176% from $121,192 to $213,598 for the year ended December 31, 1999, compared to the year ended December 31, 1998. The increase was due primarily to our acquisition of Great Midwest in January 1999, and also reflects the continuing shift, from annuities to life insurance, in the "mix" of insurance products we sell. Prior to 1998, we primarily sold annuities, which are recorded as deposit liabilities, rather than as revenues. Revenues relating to annuity contracts consist primarily of withdrawal and administrative charges. Conversely, premiums relating to life insurance policies are recognized as revenues when received.

         Investment income decreased 13%, from $599,334 for the year ended December 31, 1998 to $519,434 for the year ended December 31, 1999, primarily as a result of a decrease in assets invested. Certain investments, primarily medical accounts receivable, were restructured so that we receive less investment income, but are no longer required to pay the offsetting interest expense related to our previous financing activities.

         Other income increased 137%, from $31,461 for the year ended December 31, 1998 to $74,500 for the year ended December 31, 1999, primarily as a result of certain administrative functions performed for other companies, the sale of certain intangible property and an increase in rents received on properties owned by our insurance subsidiaries.

         Costs and Expenses. Total expenses increased 25% from $1,362,965 to $1,703,951 for the years ended December 31, 1998 and 1999, respectively. Such increase was primarily attributable to $121,000 of nonrecurring expenses associated with the combination of the insurance subsidiaries, a large death claim of $100,000 received at year-end and $72,000 in promotional expenses used to raise our visibility in the investment community, as well as amortization of value of purchased insurance business relating to Great Midwest and Benefit Capital. Such amortization is expected to continue, but at reduced levels, over the premium-paying life of the acquired policies. Conservation of existing business in Benefit Capital and the resulting decrease in amortization expense was offset by the purchase of Great Midwest, with its resulting amortization of the purchased value of insurance business, as well as the one time write-off of goodwill associated with the combination of our insurance subsidiaries. Expenses were also impacted by a loss of $57,824 on the sale of Benefit Capital at year-end. We anticipate the sale of Benefit Capital and the combination of the remaining subsidiaries will result in cost savings which will reduce related expenses below 1998 levels.

         Policy benefits increased 178% from $87,925 to $244,156 for the comparable periods, due almost completely to the inclusion of Great Midwest in our 1999 operations. In addition, the year ended December 31, 1999 reflects a $20,600 expense not incurred during the comparable period in 1998, related to examination costs associated with regulatory examinations of our life insurance subsidiaries. Because such examinations are made on a periodic basis ranging from three to five years, the prior period does not reflect any of such costs. During 2000, we incurred approximately $34,000 in exam related expenses.

         Losses. We reported a loss from continuing operations for the year ended December 31, 1999 of $883,679, compared to a loss from continuing operations for the year ended December 31, 1998 of $609,741, a 45% increase.
This was due, in part to our decision to write-off $106, 000 in expenses associated with the goodwill of our insurance subsidiaries and $72,000 in promotional expenses necessary to raise the value of our stock and attract large institutional investors, as well as the loss on the sale of one of our insurance subsidiaries. Net loss increased 53%, with a net loss of $883,679 for the year ended December 31, 1999, compared to a net loss of $577,242 for the year ended December 31, 1998, primarily due to the factors stated above.

         Our loss per share from continuing operations increased to $0.42 per share for the year ended December 31, 1999, compared to a loss of $0.30 per share for the year ended December 31, 1998. Net loss per share for the comparable periods was $0.42 and $0.28 per share, respectively.

         Nine Months Ended September 30, 2000 Compared to Nine Months ended September 30, 1999

         Revenue. Total revenues decreased 16% to $542,700 for the nine months ended September 30, 2000, compared to $644,284 for the nine months ended September 30, 1999. Revenues attributable to life insurance decreased 36.3% from $179,782 to $114,570 for the comparable periods. The decrease was due primarily to the sale of Benefit Capital, which accounted for premium revenue of $48,897, for the 1999 nine month period, or approximately 75% of the total decrease.

         Investment income decreased 34%, from $431,424 for the nine months ended September 30, 1999 to $285,821 for the nine months ended September 30, 2000. This decrease is primarily as a result of a shift in our investment portfolio which reduced both investment income and interest expense. The sale of Benefit Capital also contributed to a decrease in invested assets and a decrease in the investment income from those assets. For the 1999 nine-month period, Benefit Capital contributed investment income of $58,441, or approximately 40% of the total decrease.

         Gains on the sale of investments offset the decreases in life insurance revenue and investment income, increasing 652% from $5,203 to $39,127 for the nine months ended September 30, 1999 and September 30, 2000, respectively.

         Other income increased 270%, from $27,875 for the nine months ended September 30, 1999 to $103,182 for the nine months ended September 30, 2000, primarily due to the recognition of deferred gains on real estate we sold in prior years. We also began receiving revenues from new administrative service contracts.

         Costs and Expenses. Total expenses decreased 35% from $1,077,060 to $703,593 for the nine months ended September 30, 1999 and September 30, 2000, respectively. Such decrease was primarily attributable to our sale of Benefit Capital and the elimination of the related expenses from its Louisiana operations. This included the amortization of value of purchased insurance business relating to Benefit Capital. Amortization of value of purchased insurance business is expected to continue with respect to our 1999 acquisition of Great Midwest, but at reduced levels, over the premium-paying life of the acquired policies. Our cost containment programs helped reduce costs in other areas as well.

         Policy benefits decreased 28% from $113,853 to $81,603 for the nine months ended September 30, 1999 and September 30, 2000, respectively, as we benefited from more favorable experience. Policy reserves increased $41,662 for the comparable periods. Interest expense decreased 76% from $86,834 to $20,677 for the comparable periods due to a repositioning of assets eliminating most interest expense. Depreciation and amortization decreased 70% from $162,081 to $48,093 for the nine months ended September 30, 1999 and September 30, 2000, respectively. This decrease was due to the sale of Benefit Capital and the write-off of goodwill at year-end 1999, which reduced the amount of such assets subject to ongoing amortization and depreciation. General expenses decreased 34% from $551,015 to $363,040 as a result of our elimination of the Louisiana operation and the continued success of our cost containment programs.

         Losses. We reported a loss from continuing operations for the nine months ended September 30, 2000 of $160,893, compared to a loss from continuing operations for the nine months ended September 30, 1999 of 425,928, a 62% decrease. The decrease was due to an increase in realized gains on investment securities, recognition of deferred gains on the sale of property and the elimination of expenses related to Benefit Capital as well as other expense reductions. Our net loss was $160,893 for the nine months ended September 30, 2000, compared to a net loss of $415,777 for the nine months ended September 30, 1999, a decrease of 61%.

         The loss per share from continuing operations decreased to $0.09 per share for the nine months ended September 30, 2000, compared to a loss of $0.20 per share for the nine months ended September 30, 1999. Net loss per share for the comparable periods was $0.09 and $0.20 per share, respectively.

Liquidity and Capital Resources

         Total assets were $6,311,170 at September 30, 2000, compared to $7,015,821 at December 31, 1999, a decrease of 10%. The decrease was due to the reduction of certain debt outstanding, and temporary declines in the value of our investment portfolio.

         Total liabilities, including primarily insurance reserves for future policyholder benefits, were $5,179,236 at September 30, 2000, compared to $5,999,783 at December 31, 1999, a decrease of 14%. The decrease was due primarily to repayment of a portion of our outstanding debt and reduction of outstanding insurance claims.

         Total stockholders' equity was $1,131,934 at September 30, 2000, compared to $1,016,038 at December 31, 1999, an increase of 11%. The increase was due primarily to our sale of $1,000,000 of Series B Convertible Preferred Stock in September 2000. Of the $1,000,000 subscribed, we collected $250,000, with the remaining $750,000 to be received pursuant to a one-year promissory note. The promissory note accrues interest at the rate of six (6%) per annum until maturity. Proceeds from the stock sale are being used for general working capital purposes.

         The principal requirements for liquidity in connection with our operations are the contractual obligations to policyholders and annuitants. Our contractual obligations include payments of surrender benefits, contract withdrawals, policy loans and claims under outstanding insurance policies and annuities. Payment of surrender benefits is a function of "persistency," which is the extent to which insurance policies are maintained by the policyholder. Policyholders, at times, do not pay premiums, thus causing their policies to lapse, or policyholders may choose to surrender their policies for their cash surrender value. If actual experience of a policy or block of policies is different from the initial or acquisition date assumptions, a gain or loss could result. Depending on the nature of the underlying policy, a lapse or surrender may result in surrender charge revenue or surrender benefit expense. Such amounts may be less than, or greater than, unamortized acquisition expenses but will not be greater than the related policy reserves; accordingly, current period earnings may either increase or decrease. Additionally, policy lapses and surrenders may result in lost future revenues and profits associated with those policies.

         Although we currently have a $150,000 bank line of credit, we fund most of our activity directly from cash flow from operations and cash flow from financing activities. The line of credit extends to July 2001, with amounts borrowed bearing interest at prime plus .5%. As of September 30, 2000, $110,000 was outstanding under the line of credit and, as of the date of this prospectus, we have $20,000 available under the credit facility.

         On January 13, 1999, we acquired 100% of the outstanding common stock of Great Midwest, a Texas-chartered life insurance company. The total cost of the acquisition was approximately $939,000. Of the purchase price, cash of $607,000 was paid to seven of eight stockholders with the eighth stockholder receiving a promissory note for a principal amount of $332,000, payable in three equal annual installments at an annual interest rate of 6% on the unpaid principal balance. We partially funded the cash portion of the purchase price with a $350,000 loan from a bank. The loan accrued interest at an index rate plus .5%, payable monthly, and originally matured on July 9, 1999, at which time we paid $100,000 of the principal amount owed and renewed the balance for a six-month term maturing January 9, 2000. The balance of the loan was paid December 31, 1999 using operating cash flow and the proceeds from the sale of Benefit Capital. In addition, as of the date of this prospectus we have paid two of the three installments on the promissory note held by a former stockholder of Great Midwest.

         We have made and intend to make substantial expenditures in connection with our subsidiary's acquisition and marketing programs. Historically, we have funded these expenditures from cash flow from operations.

         We believe that the liquidity resulting from the transactions described above, together with anticipated cash from continuing operations, should be sufficient to fund our operations and to make required payments under our credit facility, the required payments of principal and interest under the 6% promissory notes payable to a former stockholder of Great Midwest and the annual 10% dividend on the Series A Preferred Stock, for at least the next 12 months. We may not, however, generate sufficient cash flow for these purposes or to repay the notes at maturity. Our ability to fund our operations and to make scheduled principal and interest payments will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

                                    BUSINESS

General

         Summit Life is a holding company whose subsidiary, Great Midwest, offers life insurance and annuity products in Oklahoma and Texas. As of September 30, 2000, we had approximately 820 life insurance policies and annuity contracts outstanding and individual life insurance in force of approximately $17.9 million. Our operating strategy is to continue to make acquisitions of small, marginally profitable or unprofitable insurance companies, consolidate and streamline the administrative functions of these small companies, improve their investment yields through active asset management by a centralized investment operation and eliminate their unprofitable products and distribution channels. Because of their small size, such companies are often overlooked as potential acquisition candidates. We believe that we are particularly well suited to make such acquisitions and to capitalize on the cost savings which can be realized by consolidating the administrative functions of the acquired companies. We plan to use a portion of the proceeds of this offering to pursue more small company acquisitions and purchases of profitable blocks of business.

         Since our inception in 1994, we have acquired four life insurance companies, three of which have been consolidated into Great Midwest. We intend to continue our strategy of pursuing similar acquisitions of blocks of insurance business and small insurance companies and other insurance-related opportunities. We believe that such acquisitions will lower unit costs by increasing the number of policies and the amount of premiums over which fixed expenses are spread.

         We are an Oklahoma corporation; our wholly owned subsidiary, Great Midwest, is a Texas corporation licensed to do business as an insurance company in the states of Texas and Oklahoma. Our executive offices are located at 3021 Epperly Drive, Oklahoma City, Oklahoma 73155, and our telephone number is (405) 677-0781.

Operations

Insurance Products

General

         Through Great Midwest, we sell a variety of permanent and term life insurance products, as well as flexible premium and single premium annuities. Through the sales of these insurance and annuity products, we collect premiums, which are invested by us in a variety of investments. Our primary objective is to price each of our products to earn an adequate margin, or spread, between the return we pay to the policyholder and the return we earn on our investments.

Fixed Rate Annuities

         Annuities are long term savings vehicles that are particularly attractive to customers who are planning for retirement and seek a secure, tax deferred savings product. The individual annuity business is a growing segment of the savings and retirement market and among the fastest growing segments of the life insurance industry. Annuity products currently enjoy an advantage over certain other retirement savings products, because the payment of federal income taxes on interest credited on annuity policies is deferred during the investment accumulation period.

         We market, issue and administer a variety of fixed rate deferred annuity products, including single premium and flexible premium deferred annuities. In a fixed rate deferred annuity, the insurance company assumes the risk of interest fluctuations and pays a minimum fixed rate of interest, usually 3% to 4% per year, with an excess amount payable based on investment yields of its investment portfolio. All of our annuities have a minimum guaranteed interest rate. Single premium deferred annuities, in general, are savings vehicles in which the policyholder makes a single premium payment to an insurance company. We also offer flexible premium deferred annuities in which the policyholder may elect to make more than one premium payment. Currently, we do not offer variable annuity products, which differ from fixed annuities in that the principal value may fluctuate, depending on the performance of assets allocated pursuant to various investment options chosen by the contract owner.

         We periodically establish an interest crediting rate for our new annuity policies, taking into account such factors as the competitive position of the company, prevailing market rates and the profitability of the annuity product. We maintain the initial crediting rate for a minimum period of one year. Thereafter, we may adjust the crediting rate at our discretion, although historically such adjustments generally have been made on a quarterly basis. In establishing renewal crediting rates, we primarily consider the anticipated yield on our investment portfolio. Interest rates credited on our in force annuity policies ranged from 5.15% to 8.15% at September 30, 2000. All of our annuity products have minimum guaranteed crediting rates of 3.0% for the life of the policy.

         Certain of our annuity policies have a "bonus" crediting rate for the first year of the policy, which typically exceeds the annual crediting rate by 1% to 3%. After the first year, the bonus interest portion of the initial crediting rate is automatically discontinued, and the renewal crediting rate is established.

         The policyholder is typically permitted to withdraw all or part of the premium paid plus the accumulated interest credited to his or her account (the "accumulation value"), subject in virtually all cases to the assessment of a surrender charge for withdrawals in excess of specified limits. Most of our traditional annuities provide for penalty-free withdrawals of up to 10 percent of the accumulation value each year, subject to limitations. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period which can range anywhere from five years to the term of the policy, with the majority of such policies being issued with a surrender charge period of more than seven years. The initial surrender charge is generally 8 percent of the accumulation value and decreases over the penalty period.

Tax Qualified Annuities

         We also market tax qualified retirement annuities to employees of public schools and certain other tax exempt organizations. We sell these tax sheltered annuities, or TSAs as they are called in the insurance industry, primarily to teachers and other school employees after securing the approval of a school district, which then generally provides a payroll deduction facility for premium payments and allows access to the individual teachers. The TSA products provide for significant penalties for early withdrawal which, when coupled with the other restrictions of Section 403(b) of the Code (the tax code section creating TSAs), act to minimize the risk of early surrender.

         TSA products tend to be purchased by customers who are younger than purchasers of our other annuity products. Therefore, our specialty TSA products tend to incorporate features that are attractive to customers in this younger age bracket who have longer to accumulate before retirement, such as combining a competitive crediting interest rate with a longer surrender charge period. TSAs are attractive to us because TSAs broaden our customer base and provide an ongoing source of premium renewals. Additionally, because of their tax features and transfer restrictions, TSAs are less likely to be surrendered, making them a more stable and dependable source of income for us. In addition to TSAs, we also sell other tax qualified retirement annuities such as "Individual Retirement
Annuities" and "Simplified Employee Pension Plans." Tax qualified retirement annuity values totaled almost $1,103,000 or approximately 26% of the total annuities sold by the Company since inception.

Life Insurance

         In addition to annuities, we sell whole life and term insurance. These products accounted for $214,000 of collected premiums in 1999. Under whole life policies, the policyholder generally pays a level premium over an agreed period or the policyholder's lifetime. The annual premium in a whole life policy is generally higher than the premium for comparable term insurance coverage in the early years of the policy's life, but is generally lower than the premium for comparable term insurance coverage in the later years of the policy's life. These policies combine insurance protection with a savings component that increases in amount gradually over the life of the policy. The policyholder may borrow against the savings generally at a rate of interest lower than that available from other lending sources. The policyholder may also choose to surrender the policy and receive the accumulated cash value rather than continuing the insurance protection. Term life products offer pure insurance protection for a specified period of time; typically 5, 10 or 20 years. Our term product is designed for and sold to individuals ages 20 through 60 and terminates at age 70.

Reinsurance

         Consistent with the general practice of the life insurance industry, we reinsure portions of the coverage provided by our insurance products with other insurance companies under agreements of indemnity reinsurance.

         Indemnity reinsurance agreements are intended to limit a life insurer's maximum loss on a large or unusually hazardous risk or to obtain a greater diversification of risk. Indemnity reinsurance does not discharge the original insurer's primary liability to the insured. While our reinsured business is ceded to numerous reinsurers, our largest reinsurer accounted for approximately 78% of our total insurance in force at September 30, 2000. We believe the assuming companies are able to honor all contractual commitments, based on our periodic reviews of their financial statements, insurance industry reports and reports filed with state insurance departments.

         As of September 30, 2000, our policy risk retention limit on the life of any one individual did not exceed $10,000, while reinsurance ceded by us represented 80% of gross combined life insurance in force.

Insurance Underwriting

         We follow detailed, uniform underwriting practices and procedures in our insurance business that are designed to assess risks before issuing coverage to qualified applicants. We have professional underwriters who evaluate policy applications on the basis of information provided by applicants and others. We believe that our actual mortality results compare favorably to those of others in the industry, and that these favorable mortality results are attributable to, among other things, the geographic location of our customer base, as well as our consistent application of appropriate underwriting criteria to the processing of new customer applications.

Mortgage Loan Processing Services

         Until 1998, we acted as a broker and performed the marketing and sourcing functions of loan origination, while the "upstream" companies which actually fund the mortgage loans performed the underwriting function. In
December 1998, we sold the mortgage services segment to a then officer of our company.

Medical Receivable Financing

         Until 2000, we also provided financing to medical receivable factoring entities. Medical receivables factoring involves the purchase of accounts receivable from doctors, hospitals, and other health care organizations. These accounts receivable are due from major insurance companies, and are purchased by factoring entities which specialize in the making of such investments, at prices equal to some discounted percentage of their face amount. Our operations in this area consisted of making secured loans to these factoring entities, or making direct purchase of receivables through such entities, which were collateralized by the medical accounts receivable. We discontinued these operations during 2000.

Investments

         Investment activities are an integral part of our business, because investment income is a significant component of our total revenues. Upon the purchase by a policyholder of an annuity or life contract and payment of the premium, the policy is issued and delivered to the new policyholder. The funds are then invested as we determine based on certain guidelines, including those set by the NAIC, as to the percentage of investment that is placed in any one category of investments. Historically, we have invested a majority of our available assets in securities that are issued, secured, guaranteed or backed by federal, state or local governments, their agencies or instrumentalities.

         Profitability is significantly affected by spreads between interest yields on investments and rates credited on insurance liabilities. Although all credited rates on single premium deferred annuities and flexible premium deferred annuities may be changed at any time after their first year, changes in credited rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition and other factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. As of September 30, 2000, our average gross yield on invested assets was approximately 7.2% and the average credited rate was 5.35%.

         We balance the duration of our invested assets with the expected duration of benefit payments arising from insurance liabilities. At September 30, 2000, the adjusted modified duration of debt securities and short-term investments was 6.8 years and the duration of our insurance liabilities was 7.1 years.

         For information  regarding the composition and  diversification  of our
investment  portfolio,   at  December  31,  1999,  see  Note  B  to  our  Annual
Consolidated Financial Statements.

Acquisitions and Consolidations

General

         As previously stated, our operating strategy is to continue to make acquisitions of small insurance companies or their blocks of business, consolidate and streamline the administrative functions of these small companies, improve their investment yields through active asset management by a centralized investment operation and eliminate their unprofitable products and distribution channels. Since 1994, we have acquired four life insurance companies. We intend to continue this strategy of pursuing similar acquisitions, because we believe that such acquisitions will lower unit costs by increasing the number of policies and the amount of premiums over which fixed expenses are spread.

Historical Acquisitions

         Our growth to date has been fueled primarily through acquisitions. In September 1994, we made our first acquisition, of Edmond National Life Insurance Company, an Oklahoma-domiciled life insurance company. Since then, we have continued to expand in both territory and product line, now offering annuities and life insurance in Texas and Oklahoma. Our assets have grown from $1,032,000 in 1994 to approximately $6,300,000 at September 30, 2000. According to A.M. Best (Best's Statistical Study 2000), in 1999 industry-wide individual annuity premiums and fund deposits, similar to those we offer, totaled over $67 billion, and represented approximately 40% of overall premium dollars. We believe that this niche of the insurance industry will continue to grow as a percentage of total premium dollars and that this growth, coupled with the current consolidation of the insurance industry, presents us with good opportunities to achieve our operating strategy and make profitable acquisitions.

Targeted Future Acquisitions

         We have typically sought companies that are underdeveloped, overly burdened with expenses or owned by financially troubled companies. We believe that the small insurance company marketplace is highly fragmented and faces numerous hurdles to its survival and growth over the coming years. Some of those hurdles include the need for additional capital and surplus due to the changing regulatory environment and lack of sufficient exit strategies for owners of small, closely-held companies. We believe that these factors have created acquisition opportunities often overlooked by the large insurance companies, and we intend to capitalize on these opportunities as we continue to execute our growth plans.

Operations and Administration

         We have realized relatively low entry costs in our purchases of small insurance companies. We minimize operating expenses by centralizing, standardizing and more efficiently performing many functions common to most life insurance companies. The operations performed by us include underwriting and policy administration, accounting and financial reporting, marketing, regulatory compliance, actuarial services and asset management. We believe that we currently are utilizing less than 10% of our information technology systems capability in the administration of these back office operations.

Marketing

         Our target markets are individuals in the middle and lower income brackets and small businesses in the states of Oklahoma and Texas. We believe that this market is severely underserved as more major companies target their products and agency force toward the upper income and jumbo policy sales. Many large companies no longer offer insurance in face amounts under $100,000. Although we do write multi-million dollar policies, our average life policy is approximately $40,000.

         The pricing of our products is generally determined by reference to actuarial calculations and statistical assumptions principally relating to mortality, persistency, investment yield assumptions, estimates of expenses and our judgment as to market and competitive conditions. The premiums and deposits received, together with assumed investment earnings, are designed to cover policy benefits, expenses and policyowner dividends plus return a profit to us. These profits arise from the margin between mortality charges and insurance benefits paid, the margin between actual investment results and the investment income credited to policies (either directly or through dividends to policyowners) and the margin between expense charges and actual expenses. The level of profits also depends on persistency because policy acquisition costs, particularly agent commissions, are recovered over the life of the policy. Interest credited on policies may vary from time to time reflecting changes in investment, mortality, persistency, expenses and other factors. Interest rate fluctuations have an effect on investment income and may have an impact on policyowner behavior. Increased lapses in policies may be experienced if we do not maintain interest rates that are competitive with other products in the marketplace.

         We market our products primarily through small independent property and casualty agencies and personal producing general agents. James L. Smith and Charles L. Smith, our founders as well as principal stockholders, also act as agents for us. James L. Smith and Charles L. Smith are the sole stockholders of the Smith Agency, which undertakes life insurance and financial planning for estates, trusts, and corporations and is presently a general agent for several insurance companies. Additionally, the companies acquired by us generally have had agents in place who are capable and qualified to generate the sales desired by us, thereby eliminating part of the expense of recruiting and training a new agency force.

Competition

         The insurance business is highly competitive with numerous companies offering similar products through comparable marketing and distribution systems. Companies typically compete for policyholders on the basis of benefits, rates, financial strength and customer service and compete for agents and brokers on the basis of commissions, financial strength and customer service. Although we are smaller than most of our competitors, we provide competitive benefits and rates. We believe that our ability to administer our operations at a much reduced rate allows us to maintain low internal cost products.

         We  have  identified   additional  areas  where  we  have  very  little
competition due to our size, as well as the size of our targets. That area is the consolidation field for companies of less than $10 million in total assets. Our strategy has been to consolidate and streamline the administrative functions of small life insurance companies. Most large life companies have high fixed costs when performing acquisitions restricting them in the minimum size of purchase they can pursue. We believe that the consolidation of the industry will continue, and we intend to participate in the process.

Governmental Regulation

         The federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation and federal taxation, do affect the insurance business. Recently, increased scrutiny has been placed upon the insurance regulatory framework, and a number of state legislatures have considered or enacted legislative proposals that alter, and in many cases increase, the authority of state agencies to regulate insurance companies and holding company systems. In addition, on November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act, also commonly known as the "Financial Modernization Act," which significantly modifies the regulation of financial services companies. The enactment of the Financial Modernization Act, because of its provisions allowing combinations between insurance companies, banks and other entities, will undoubtedly result in the federal government assuming a more direct role in the regulation of the insurance industry. In addition, the
Financial Modernization Act contains privacy provisions relating to the protection, transfer and use of the nonpublic personal information of consumers. Consumer privacy laws containing expanded provisions also have been adopted, or are under consideration, in a number of states.

         Our insurance subsidiary is subject to regulation and supervision by the states in which it transacts business, presently Texas and Oklahoma. The laws of these jurisdictions generally establish agencies with broad regulatory authority, including powers to: (i) grant and revoke licenses to transact business; (ii) regulate and supervise trade practices and market conduct; (iii) establish guaranty associations; (iv) license agents; (v) approve policy forms;
(vi) approve premium rates for some lines of business; (vii) establish reserve requirements; (viii) prescribe the form and content of required financial statements and reports; (ix) determine the reasonableness and adequacy of statutory capital and surplus; (x) perform financial, market conduct and other examinations; (xi) define acceptable accounting principles; (xii) regulate the type and amount of permitted investments; and (xiii) limit the amount of dividends and surplus debenture payments that can be paid without obtaining regulatory approval. As part of their routine regulatory oversight process, insurance regulatory departments conduct periodic detailed examinations approximately once every three years of the books, records and accounts of insurance companies domiciled in their states. These triennial examinations are generally conducted in cooperation with the departments of two or three other states, under guidelines promulgated by the NAIC, and Great Midwest is subject to periodic examinations by state regulatory authorities in accordance with these provisions. However, we do not expect the results of any such examinations to have a material effect on our financial condition.

         Most states also have enacted legislation that regulate the activities of insurance holding companies, including acquisitions, extraordinary dividends, the terms of surplus debentures, affiliate transactions, and other related matters. Currently, we are registered as a holding company pursuant to such legislation in Texas and Oklahoma.

         Most states have enacted legislation or adopted administrative regulations that affect the acquisition of control of insurance companies as well as transactions between insurance companies and persons controlling them. The nature and extent of such legislation and regulations vary from state to state. Most states, however, require administrative approval of: (i) the acquisition of 10 percent or more of the outstanding shares of an insurance company incorporated in the state; or (ii) the acquisition of 10 percent or more of the outstanding stock of an insurance holding company whose insurance subsidiary is incorporated in the state. The acquisition of 10 percent of such shares is generally deemed to be the acquisition of control for the purpose of the holding company statutes. It requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also the receipt of administrative approval prior to the acquisition. In many states, however, an insurance authority may find that control does not, in fact, exist in circumstances in which a person owns or controls 10 percent or a greater amount of securities.

         Under the solvency or guaranty laws of the states in which we do business, our insurance subsidiary also may be required to pay assessments (up to certain prescribed limits) to fund policyholder losses or the liabilities of insolvent or rehabilitated insurance companies. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength. In certain instances, the assessments may be offset against future premium taxes. Although we have not been required to pay assessments in any significant amounts, the likelihood and amount of any future assessments cannot be estimated, as they are beyond our control.

         State insurance regulators and the NAIC are continually re-examining existing laws and regulations and their application to insurance companies. From time to time the NAIC has adopted, and recommended to the states for adoption and implementation, several regulatory initiatives designed to decrease the risk of insolvency of insurance companies in general. These initiatives include risk-based capital requirements for determining the levels of capital and surplus an insurer must maintain in relation to its insurance and investment risks. The NAIC regulatory initiatives also impose restrictions on an insurance company's ability to pay dividends to its stockholders. These initiatives may be adopted by the various states in which we are licensed, but the ultimate content and timing of any statutes and regulations to be adopted by the states cannot be determined at this time. We cannot predict with certainty the effect that any proposals, if adopted, or legislative developments could have on our insurance businesses and operations.

Federal Income Taxation

         The annuity and life insurance products that we sell generally provide the policyholder with an income tax advantage, as compared to other saving investments such as certificates of deposit and bonds, in that income taxation on the increase in value of the product is deferred until receipt by the policyholder. Annuity benefits and life insurance benefits that accrue prior to the death of the policyholder are generally not taxable until paid. Life insurance death benefits are generally exempt from income tax, but not estate tax. Also, benefits received on immediate annuities (other than structured settlements) are recognized as taxable income ratably as opposed to economic accrual methods that may be required to be used for other investments, which tend to accelerate taxable income into earlier years. The tax advantage for annuities and life insurance is provided in the Code, and is generally followed in all states and other United States taxing jurisdictions. This favorable tax treatment may give our annuity policies a competitive advantage over other retirement products that do not offer this benefit. To the extent that the Code may be revised to eliminate or reduce the tax deferred status of life deferred payment annuity products, or to establish a tax deferred status to any competing policies, our competitive advantage may be adversely affected.

         Additionally, our insurance company subsidiary is taxed under the life insurance company provisions of the Code. Provisions in the Code require a portion of the expenses incurred in selling insurance products to be deducted over a period of years, as opposed to immediate deduction in the year incurred. This provision increases the tax for statutory accounting purposes, which reduces statutory surplus and, accordingly, decreases the amount of cash dividends that may be paid by our life insurance subsidiary.

Facilities

         Our administrative, marketing and production facilities consist of approximately 3,000 square feet at a single location in Oklahoma City, Oklahoma. We own this facility and the approximate 30,000 square feet of raw land adjacent to the property. This facility will provide room for possible expansion, which will likely be utilized within the next few years.

Employees

         As of the date of this prospectus, we have five employees, most of which perform both managerial duties and administrative functions. We expect that we will need more employees as the size of our business grows. None of our employees are represented by a labor union. We believe that our relations with our employees are good. Our employees also perform services for Great Midwest.

Legal Proceedings

         We are involved from time to time in various legal proceedings and claims incident to the normal conduct of our business. However, we believe that such legal proceedings and claims, individually and in the aggregate, are not likely to have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

         Our directors and executive officers, and their ages as of the date of this prospectus, are as follows:

      Name                Age                      Position
      ----                ---                      --------

James L. Smith.........   62     Chairman of the Board of Directors and Chief
                                 Executive Officer
Charles L. Smith.......   42     President, Chief Operating Officer and Director
Quinton L. Hiebert.....   42     Vice  President, Chief Financial Officer and
                                 Secretary
Dean Brown.............   76     Director
Thomas D. Sanders......   61     Director
Gary L. Ellis..........   57     Director

         James L. Smith has served as our Chairman of the Board, President and Chief Executive Officer from our inception in 1994 until April 1998, at which time he was elected Chairman of the Board and Chief Executive Officer. Mr. Smith has served as Chairman of the Board and President of the Smith Agency, an Oklahoma licensed insurance agency since 1980. Mr. Smith earned the designation of Chartered Life Underwriter and Chartered Financial Consultant from the American College in Bryn Mwar, Pennsylvania. Mr. Smith is also registered with the NASD as a registered representative. Mr. Smith is the father of Charles L. Smith.

         Charles L. Smith has served as our Director, Vice President, Secretary and Treasurer from our inception in 1994 until April 1998, at which time he was elected President, Chief Operating Officer and a director. Mr. Smith also serves as President of Great Midwest Life Insurance Company, the Company's wholly owned subsidiary. Mr. Smith served as Chairman and President of Charles L. Smith and Associates, Inc. from 1989 until April 1994, when it merged with the Smith Agency. Mr. Smith is Vice President and a director of the Smith Agency. Mr. Smith has been involved in the insurance industry for over 17 years. Mr. Smith is the son of James L. Smith.

         Quinton L. Hiebert has been employed by us since March 1996, and was elected as our Vice President, Chief Financial Officer and Secretary in April 1998. From October 1989 to March 1996, he was employed as Chief Financial Analyst at the Oklahoma Department of Insurance. Mr. Hiebert holds a bachelors degree from Bethel College, Kansas and earned his MBA from Emporia State University, Kansas. Mr. Hiebert is also a Certified Public Accountant.

         M. Dean Brown has served as a director of Summit Life Corporation since April 1997. Prior to Mr. Brown's retirement in December 1997, he practiced law at the law firm of Green, Brown and Stark, an Oklahoma City law firm. He holds a bachelors degree from the University of Oklahoma and earned his Juris Doctor from Oklahoma City University. Mr. Brown is also a Certified Public Accountant.

         Thomas D. Sanders has served as a director of Summit Life Corporation since April 1997. He served as the Executive Vice President of Marketing for the Lomas Life Group from 1986 to 1990 and as Executive Vice President for Union
Life Insurance Company between 1978 and 1990. Mr. Sanders currently serves as Chief Executive Officer and Director of ReUnion Marketing, Inc. He is a graduate of Oklahoma State University.

         Gary L. Ellis has, since 1994, served Summit Life in several positions. From 1994 until 1997, he served variously as Vice President and President of Equity Mortgage Services, Inc., a wholly owned subsidiary of Summit Life until its merger with us in late 1997. Subsequent to the Equity Mortgage merger, Mr. Ellis was appointed Vice President-Mortgage Operations. Since 1988, Mr. Ellis has also owned and operated Gary L. Ellis & Associates, which provides tax and accounting services. Mr. Ellis graduated from Oklahoma University with a bachelors degree.

Directors' Terms

         The Board of Directors is divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of shareholders in the year in which such term expires.

Committees of the Board of Directors

         The  Board of  Directors  has an  Audit  Committee  and a  Compensation
Committee. The Audit Committee's functions include: (i) reviewing and recommending to the Board of Directors (subject to stockholder approval) the independent auditors selected to audit our financial statements, including the review and approval of the fees charged for all services by the independent auditors; (ii) reviewing the scope of the annual audit plan; (iii) reviewing our audited financial statements; (iv) reviewing the management letter comments from our independent auditors, including management's responses and plans of action;
(v) reviewing from time to time our general policies and procedures with respect to auditing, accounting and the application of resources; (vi) reviewing any other matters and making special inquiries and investigations referred to it by the Board of Directors; and (vii) making other recommendations to the Board of Directors as the committee may deem appropriate. The members of the Audit Committee are James L. Smith, M. Dean Brown and Thomas D. Sanders.

         The Compensation Committee's functions include determining base salaries, annual incentive bonus awards and other compensation awards to the executive officers of Summit Life Corporation. Bonus amounts earned are based on the attainment of budgeted performance and asset quality goals, as determined by an objective review of the degree of attainment of such goals, as well as both an objective and subjective review of the respective executive officer's contribution thereto. Individual goals are established by the Board of Directors in consultation with each executive. Mr. James L. Smith serves as Chairman of the Compensation Committee, and Messers Brown and Sanders comprise the remaining committee members.

Director Compensation

         Each member of the Board of Directors is paid an annual stipend of $1200 and a fee of $100 for each Board of Directors meeting attended. All directors will receive reimbursement of reasonable expenses incurred in attending Board and Committee meetings and otherwise carrying out their duties.

Executive Compensation

         The following table sets forth the total compensation of our Chief Executive Officer and each other executive officer whose total salary and bonus during the last three fiscal years exceeded $100,000. No officer or director of Summit Life Corporation received, during any of such periods, total compensation in excess of $100,000.

                                                            Annual Compensation
                                                            -------------------

Name and Principal Position                       Year      Salary       Other
---------------------------                       ----      ------       -----
James L. Smith, Chairman of the Board and         1999     $12,000    $3,326 (1)
Chief Executive Officer                           1998      12,000     4,410 (1)
                                                  1997       9,770     3,000 (2)

(1) Represents compensation attributable to Mr. Smith in connection with personal use of an automobile furnished by us and country club dues paid by us for the benefit of Mr. Smith.
(2)      Represents country club dues.

Stock Options Granted in Fiscal 1999

         We do not have a stock option plan, nor have any stock options been granted by us outside a plan.

Employment Agreements

         In April 1997, we entered into employment agreements with James L. Smith and Charles L. Smith, our Chief Executive Officer and President, respectively. The employment agreements provide, among other things, for six-year terms, base and maximum salaries, salary increases subject to Board of Directors approval, annual bonuses and benefits. For 2000, the Board of Directors approved base salaries to James L. Smith of $12,000, and to Charles L. Smith of $72,000. The amount of any bonus compensation payable to James L. Smith or Charles L. Smith is determined by the Compensation Committee of the Board of Directors, in accordance with criteria set by such committee; no bonus compensation was granted for 2000.

         The agreements may be terminated by mutual agreement, by Summit Life Corporation at its sole discretion without cause, or by Summit Life Corporation for cause, as defined. If the agreements are terminated for cause, severance payments of $50,000 are payable to each employee. If the agreements are terminated without cause, severance payments to each employee will be equivalent to the maximum salary over the term of the agreement less amounts previously paid, but not less than $360,000 for Charles L. Smith and $450,000 for James L. Smith.

                              CERTAIN TRANSACTIONS

         Both James L. Smith and Charles L. Smith, as the original founders of Summit Life, are considered "promoters" under the Securities Act of 1933. We believe that any transactions entered into between us and these individuals have been on terms no less favorable to us as those generally available from unaffiliated third parties. All such transactions have been unanimously approved by our board of directors which, during 1999, included two independent, nonaffiliated directors. All future affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties and, in any event, must be approved by a majority of our independent directors.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of January 31, 2001, and as adjusted to reflect the sale of the minimum and maximum number of shares of Common Stock offered by us, as to:

         o each person known by us to beneficially own more than 5% of our outstanding Common Stock;

         o        each of our directors;

         o each of our executive officers named in the table under the heading "MANAGEMENT - Executive Compensation"; and

         o        all of our directors and executive officers as a group.

         Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock held by them. Beneficial ownership is determined in accordance with the rules and regulations of the Securities Exchange Commission. The number of shares beneficially owned by a person includes shares of Common Stock subject to conversion privileges held by that person that are currently exercisable or exercisable within 60 days after the date of this prospectus. Shares issuable pursuant to such conversion privileges are deemed outstanding for purposes of computing the percentage of ownership of the person holding such conversion privileges and for all officers and directors as a group, but are not deemed outstanding in computing the percentage of any other person.

         Applicable percentage ownership in the following table is based on 2,267,605 shares of common stock outstanding as of November 30, 2000,

                                             Percent of Class Beneficially Owned
                                            ------------------------------------
                                                                 After Offering
                                                               -----------------
Name and Address of            Shares
Beneficial Holder(1)    Beneficially Owned  Prior to Offering  Minimum  Maximum
--------------------    ------------------  -----------------  -------  -------

James L. Smith*              693,485               30.58%        29.29    21.22

Charles L. Smith*            691,735               30.51%        29.22    21.17

Dean Brown*                  100,963                4.45%         4.26     3.09

Quinton L. Hiebert             5,350(3)              (2)          (2)      (2)

Thomas D. Sanders*             2,318                 (2)          (2)      (2)

Gary L. Ellis*                 1,532                 (2)          (2)      (2)

All executive officers
and directors as a
group (6 persons)          1,495,383               64.95%        63.16%   45.86%

--------------------------

*        Director
(1) Address is c/o Summit Life Corporation, 3021 Epperly Drive, P.O. Box 15808, Oklahoma City, Oklahoma 73155.
(2)      Less than 1%.
(3) Mr. Hiebert holds 4,975 shares as Trustee of the Quinton and Samelia Hiebert Revocable Trust and holds 375 shares in his Individual Retirement Account.


                          DESCRIPTION OF CAPITAL STOCK

         Our certificate of incorporation was amended in September of 1998. The amendment eliminated the Class B common stock and redesignated the Class A common stock as, simply, "common stock." The amendment also lowered the par value of the common stock from $.50 to $.01 per share while increasing the number of authorized shares of common stock from 2,000,000 to 5,000,000. Additionally, our certificate of incorporation was further amended to create a new class of preferred stock. Following the amendment, our authorized capital stock included (a) 5,000,000 shares of common stock having a par value of $.01 per share, and (b) 5,000,000 shares of preferred stock having a par value of $.001 per share. Prior to this offering 2,267,605 shares of common stock were issued and outstanding and 1,005,000 shares of preferred stock were issued and outstanding. As of January 31, 2001, we have approximately 1,424 stockholders of record of the common stock.

Common Stock

         Holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders. Subject to any preference granted to holders of any outstanding preferred stock, holders of common stock are entitled to receive such dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of such dividends. Should we liquidate, dissolve or wind up, following the payment of all debts and other liabilities and subject to the prior rights of holders of any class of preferred stock, holders of common stock are entitled to share ratably in all assets legally available for distribution. Holders of common stock have no cumulative voting, preemptive, subscription, redemption or conversion rights. Additionally, the rights, preferences and privileges of holders of common stock are subject to the rights of holders of shares of any series of preferred stock that has been issued and may be issued in the future.

Preferred Stock

         Our certificate of incorporation authorizes our board of directors, from time to time, to issue shares of preferred stock in one or more series. They may establish the designations, voting powers, if any, preferences and relative, participating, optional or other special rights, of the shares of each such series and any qualifications, limitations and restrictions on preferred shares. Shares of preferred stock may be issued for any general corporate purpose, including acquisitions and financing. The board of directors may issue one or more series of preferred stock with rights more favorable with regard to voting, dividends and liquidation than the rights of holders of common stock. Issuance of a series of preferred stock also could be used for the purpose of discouraging, delaying or preventing a change in control of Summit Life. No preferred stock will be issued to officers, directors or other affiliates, including any 5% holders of common stock, except on the same terms and conditions offered to nonaffiliated persons.

         On April 23, 1999, our board of directors approved the issuance of 5,000 shares of nonvoting Series A preferred stock. The Series A preferred stock provides for annual dividends of 10% which are cumulative and for a liquidation preference of $100 per share. The Series A preferred stock is not redeemable and it ranks senior to the common stock.

         On September 29, 2000, our board of directors approved the issuance of 1,000,000 shares of nonvoting Series B preferred stock. The Series B preferred stock provides for such dividends, if any, as may be declared by the board of directors pursuant to law, which shall be noncumulative. As long as any shares of the Series B preferred stock are outstanding, the Series B preferred stock will rank senior to the common stock as to the payment of dividends and distribution upon liquidation, winding-up and dissolution. Additionally, the Series B preferred stock will rank junior to the Series A preferred stock with respect to the payment of dividends and equal with the Series A preferred stock with respect to the payment of distributions upon liquidation, winding-up and dissolution.

         The Series B preferred  stock that was issued  subject to a  promissory note is redeemable, in whole or in part, at our option at any time after a default by the Series B preferred stockholder of his repayment obligation under the promissory note. Each share of Series B preferred stock may be converted, at any time after March 31, 2003, into fully paid and nonassessable whole shares of common stock on a 1-for-1 basis, subject to the conditions of the Certificate of Designation of Series B Convertible Preferred Stock.

Certain Anti-Takeover Provisions

         Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

         Classified Board. Our certificate of incorporation and bylaws provide that the board of directors will be divided into three classes serving staggered three-year terms, with each class to be as nearly equal in number as possible. Currently, James L. Smith and M. Dean Brown serve as Class 2 directors, whose terms expire at the 2001 annual meeting. Charles L. Smith and Thomas D. Sanders serve as Class 1 directors, whose terms expire at the 2002 annual meeting. Gary
L. Ellis serves as Class 3 director, whose term expires at the 2003 annual meeting. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control and management.

         Board of Directors Vacancies. Our certificate of incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

         No Stockholder Action by Written Consent; Special Meetings. Our certificate of incorporation and bylaws further provide that stockholders may only take action at an annual or special meeting of the stockholders and stockholders may not take action by written consent, unless taking such action by written consent has been approved in advance by the board of directors. Special meetings of stockholders may only be held following a resolution of the board of directors.

         Amendments to Our Certificate of Incorporation and Bylaws. The provisions of our certificate of incorporation governing the attributes of our authorized stock, amendments to the certificate of incorporation and bylaws, the composition of the board of directors and indemnification of our directors and officers may not be amended, except in the manner from time to time prescribed by the laws of the State of Oklahoma. In addition, our bylaws may not be amended without the vote of 66-2/3% of our outstanding voting stock.

         Advance  Notice  Requirements  for  Stockholder  Proposals and Director
Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of the stockholders, or to nominate candidates for election as directors at an annual meeting of the stockholders, must provide timely notice prior to the meeting at which the matters are the be acted upon or directors are the be elected. To be timely, a stockholder's notice must be given in writing to our secretary and received at our principal executive offices not less than 40 days prior to the meeting, provided that if less than 45 days remain until the meeting, notice be given five days after notice of the meeting is given but not less than five days prior to the meeting with regard to stockholder proposals, and 10 days after notice of the meeting is given with regard to director nominations. This advance notice procedure does not apply to nomination of candidates for election as directors by or at the direction of our board of directors or a committee of the board.

         Notice to Summit Life from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information about that person as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee including the person's written consent to serve as a director, if so elected, and certain information about the stockholder proposing to nominate that person. Stockholder proposals must also include certain specified information.

         These   limitations  on   stockholder   proposals  do  not  restrict  a
stockholder's right to include proposals in our annual proxy materials pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended.

         Oklahoma Takeover Statute. We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an "interested stockholder" from engaging in a "business combination" with an Oklahoma corporation for three years following the date that person became an interested stockholder, unless:

         o prior to the date such person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

         o upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

         o on or subsequent to the date of the transaction in which such person became an interested stockholder; the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

         Section 1090.3 defines a "business combination" to include:

         o any merger or consolidation involving the corporation and an interested stockholder;

         o any sale, transfer, pledge or other disposition involving an interested stockholder of 10% of more of the assets of the corporation;

         o subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

         o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

         o the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

         For the purposes of Section 1090.3 the "corporation" also includes our majority-owned subsidiaries. In addition, Section 1090.3 defines an "interested stockholder" as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The effect of Section 1090.3 may be to discourage certain types of transactions involving an actual or potential change in control of Summit Life.

Transfer Agent and Registrar

         UMB Bank, N.A. serves as the transfer agent and registrar for our common stock.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, and assuming the maximum number of shares offered is sold, we will have 3,267,605 shares of common stock outstanding. Of these shares, all of the 1,000,000 shares sold in the offering (assuming the maximum number of shares offered is sold) will be freely transferable without restriction or further registration under the Securities Act of 1933. Of the remaining amount of shares outstanding, 163,770 shares were purchased in our initial public offering in 1999 and are freely tradable, with the balance eligible for public sale without registration pursuant to Rule 144.

         In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who beneficially owns restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

                              PLAN OF DISTRIBUTION

General

         Summit Life will sell shares of its common stock according to this prospectus directly to any and all suitable investors in approved states in which these securities are registered or are exempt from registration. Currently, the common stock has not been registered for sale in any states other than Oklahoma and Louisiana. This is a self-underwritten offering with a minimum offering amount of 200,000 shares and a maximum of 1,000,000 shares at a price of $1.00 per share.

         Shares of the common stock will be marketed through a number of the directors and officers of Summit Life Corporation, none of whom will receive any commissions or other form of remuneration based on the sale of the shares. We may enter into an agency agreement with one or more registered broker-dealers or registered sales agents for the sale of shares, in which event we may pay participating registered broker-dealers or registered sales agents commissions of up to 6% of the offering price of shares actually sold by them. However, we have no agreements with anyone to pay any such fees or commissions. In order to purchase shares in this offering, you must subscribe to purchase a minimum of at least 100 shares, unless in our sole discretion, we decide to accept a subscription for a lesser number of shares. We have set no maximum purchase amount.

         This offering will commence on the date of this prospectus and continue until midnight, Oklahoma City, Oklahoma time, on _____________, 2002. If the minimum number of shares is sold, we may terminate the offering at any time and at less than the maximum offering. However, in no event will the offering extend beyond _____________, 2002. See "Conditions to the Offering and Release of Funds" below.

         Following our acceptance, subscriptions are binding on subscribers and may not be revoked by the subscriber except with our consent. We reserve the right to cancel an accepted subscription at any time and for any reason until the proceeds of the offering are released from escrow or, in our sole discretion, reject, in whole or in part, any subscription. Additionally, we may, in our sole discretion, allocate shares of common stock among subscribers in the event of an over-subscription of the shares to be offered in this offering.

         Certificates for the shares purchased will be issued and distributed, as soon as practicable after subscription funds are released to Summit Life Corporation from the subscription escrow account.

Conditions to the Offering and Release of Funds

         Subscription proceeds, accepted by Summit Life Corporation, for the first 200,000 shares subscribed for in the offering will be promptly deposited in an escrow account with UMB Oklahoma Bank, National Association, Oklahoma City, Oklahoma, as escrow agent, until the conditions to the offering have been satisfied or the offering has been otherwise terminated. The offering will be terminated, no shares will be issued and no subscription proceeds will be released to us from escrow unless on or before ___________, 2002, we have accepted subscriptions and payment in full for an aggregate of at least 200,000 shares. If a minimum of at least 200,000 shares has not been sold by ___________, 2002,we will promptly return all investors' funds, with interest. Interest on subscriptions is not otherwise payable. Any subscription proceeds we accept after we have accepted subscriptions for the initial 200,000 shares, but before this offering is terminated, will not be deposited in the escrow account but will be available for immediate use by Summit Life Corporation. If the minimum number of shares is sold, we may thereafter terminate the offering at any time and at less than the maximum offering. In no event, however, will the offering extend beyond ___________, 2002.

         The escrow agent has not investigated the desirability or advisability of an investment in shares of common stock by prospective investors and has not approved, endorsed or passed upon the merits of an investment in such shares. We may direct the escrow agent to invest subscription funds held in escrow in short-term United States Treasury securities, banker's acceptances, federal funds, insured or fully collateralized certificates of deposit and/or insured money market accounts, including those of the escrow agent, until released from escrow. In no event will the subscription proceeds held in escrow be invested in instruments that would mature after the termination of the offering. Our management presently expects that all subscription funds held in escrow will be invested in short-term United States Treasury securities.

How to Subscribe

         Subscriptions to purchase shares of common stock can be made by completing the subscription agreement attached to this prospectus and mailing the same, with first class mail postage prepaid, to Summit Life Corporation, P.O. Box 15808, Oklahoma City, Oklahoma 73155 or delivering the same to Summit Life Corporation, 3021 Epperly Drive, Oklahoma City, Oklahoma 73155. Full payment of the purchase price must accompany the subscription. Unless otherwise agreed, all subscription amounts must be made in United States dollars by cash, check, bank draft or money order payable to "Summit Life Corporation," in the amount of $1.00 multiplied by the number of shares subscribed for. Subscribers should retain a copy of the completed subscription agreement and form of payment for their records. Any subscriber who intends to purchase shares through a self-directed retirement plan should contact Summit Life Corporation at (405) 677-0781 for directions as to how to subscribe and pay for shares.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

         This prospectus is part of a registration statement on Form SB-2 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information. Copies of the registration statement may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above.

         You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of the prospectus. We are not making this offer of securities in any state or country in which this offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

                                 LEGAL OPINIONS

         Day, Edwards, Propester & Christensen, P.C., Oklahoma City, Oklahoma will pass upon the validity of the securities.

                                     EXPERTS

         Our financial statements as of and for the years ended December 31, 1998 and 1999 have been included in this prospectus and registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, given on the authority of this firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

Summit Life Corporation


Unaudited Consolidated Financial Statements as of and for the Nine
   Months and Three Months Ended September 30, 1999 and 2000
     Consolidated Balance Sheets........................................    F-2
     Consolidated Statements of Operations .............................    F-4
     Consolidated Statement of Stockholders' Equity.....................    F-5
     Condensed Consolidated Statements of Cash Flows....................    F-6
     Notes to Unaudited Consolidated Financial Statements...............    F-7

Consolidated Financial Statements as of and for the Years Ended
   December 31, 1998 and 1999
     Report of Independent Certified Public Accountants.................    F-9
     Consolidated Balance Sheets........................................    F-10
     Consolidated Statements of Operations..............................    F-12
     Consolidated Statement of Stockholders' Equity.....................    F-13
     Consolidated Statements of Cash Flows..............................    F-14
     Notes to Consolidated Financial Statements.........................    F-16


                    SUMMIT LIFE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS


                                                       December 31, 1999   September 30, 2000
                                                       -----------------   ------------------
                                                                               (Unaudited)

INVESTMENTS
      Debt securities-held to maturity                    $      --            $   327,412
      Debt securities-available for sale                    3,202,369            2,309,765
      Equity securities-available for sale                     22,000               47,919
      Equity securities-other                                  62,500               62,500
      Mortgages                                               236,853              700,487
      Notes receivable                                         76,011              358,808
      Short-term investments                                1,470,000                 --
      Policy loans                                             37,947               32,139
      Investment in limited partnerships                         --                 57,300
      Investment real estate, net of depreciation              72,580                 --
                                                          -----------          -----------
                                                            5,180,260            3,896,330

CASH AND CASH EQUIVALENTS                                     935,746            1,397,267

RECEIVABLES
      Accrued investment income                                85,753               87,231
      Other                                                    14,808              163,500
                                                          -----------          -----------
                                                              100,561              250,731

PROPERTY AND EQUIPMENT-AT COST
      Building and improvements                               129,419              129,419
      Furniture and equipment                                 114,470              116,570
      Automobiles                                              54,015               22,015
                                                          -----------          -----------
                                                              297,904              268,004
             Less accumulated depreciation                    (88,573)             (96,672)
                                                          -----------          -----------
                                                              209,331              171,332
      Land                                                     56,000               56,000
                                                          -----------          -----------
                                                              265,331              227,332

OTHER ASSETS
      Cost in excess of net assets of businesses
             acquired, less accumulated amortization           45,000               40,833
      Deferred policy acquisition costs                        42,226               49,758
      Value of purchased insurance business                   370,758              355,758
      Deferred income taxes                                    37,241               37,241
      Other                                                    38,698               55,920
                                                          -----------          -----------
                                                              533,923              539,510
                                                          -----------          -----------

                                                          $ 7,015,821          $ 6,311,170
                                                          ===========          ===========


The accompanying notes are an integral part of these interim financial statements


                    SUMMIT LIFE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS - CONTINUED


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                        December 31, 1999    September 30, 2000
                                                                        -----------------    ------------------
                                                                                                  (Unaudited)

LIABILITIES
      Policy reserves and policyholder funds                               $ 5,335,971           $ 4,913,449
      Unpaid claims                                                            107,000                  --
      Accounts payable                                                          74,742                15,843
      Accrued liabilities                                                       28,713                19,627
      Notes payable                                                            442,219               230,317
      Advances from affiliates                                                  11,138                  --
                                                                           -----------           -----------
                                                                             5,999,783             5,179,236


STOCKHOLDERS' EQUITY
      Common stock, $.01 par value                                              22,676                22,676
      Series A preferred stock, $.001 par value, stated at
        liquidation value                                                      500,000               500,000
      Series B convertible preferred stock, $.001 par value                       --                 250,000
      Series B convertible preferred stock subscribed                             --                 750,000
           Less Series B convertible preferred stock                              --                (750,000)
      subscriptions receivable
      Additional paid-in capital                                             2,923,596             2,923,596
      Common stock of parent held by subsidiary                                (95,000)              (95,000)
      Accumulated other comprehensive income (loss)
           Unrealized appreciation (depreciation) of debt securities           (83,565)              (31,808)
      Accumulated deficit                                                   (2,251,669)           (2,437,530)
                                                                           -----------           -----------
                                                                             1,016,038             1,131,934
                                                                           -----------           -----------
                                                                           $ 7,015,821           $ 6,311,170
                                                                           ===========           ===========




The accompanying notes are an integral part of these interim financial statements


                    SUMMIT LIFE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                 Three Months Ended             Nine Months Ended
                                                                    September 30,                 September 30,
                                                             --------------------------    --------------------------
                                                                 1999           2000           1999           2000
                                                             -----------    -----------    -----------    -----------
Revenues
      Insurance premiums                                     $    59,466    $    63,841    $   215,284    $   146,146
      Reinsurance premium ceded                                  (18,675)       (11,149)       (35,502)       (31,576)
                                                             -----------    -----------    -----------    -----------
      Net premium income                                          40,791         52,692        179,782        114,570
      Investment activity

      Investment income                                          134,827         92,233        431,424        285,821
      Net realized gains (losses) on sale of investments           2,440          9,596          5,203         39,127
      Other                                                        3,943          6,126         27,875        103,182
                                                             -----------    -----------    -----------    -----------
                                                                 182,001        160,647        644,284        542,700
Benefits, losses and expenses
      Policy benefits                                             60,482         21,053        113,853         81,603
      Change in policy reserves                                   19,624         66,344        119,353        161,015
      Interest expense                                            15,962          7,429         86,834         20,677
      Taxes, licenses and fees                                    19,761         16,163         43,924         29,165
      Depreciation and amortization                               65,824         17,726        162,081         48,093
      General, administrative and other operating expenses       158,567        105,875        551,015        363,040
                                                             -----------    -----------    -----------    -----------
                                                                 340,220        234,590      1,077,060        703,593
                                                             -----------    -----------    -----------    -----------
             Earnings (Loss) from continuing operations
               before income taxes                              (158,219)       (73,943)      (432,776)      (160,893)

Income tax provision                                               6,091           --            6,848           --
                                                             -----------    -----------    -----------    -----------

             Earnings (Loss) from continuing                    (152,128)       (73,943)      (425,928)      (160,893)
             operations

Income from operations of discontinued segment                      --             --           10,151           --
                                                             -----------    -----------    -----------    -----------
                                                                (152,128)       (73,943)      (415,777)      (160,893)
           NET EARNINGS (LOSS)

Preferred Stock Dividend Requirement                              10,473         12,500         16,588         37,500
                                                             -----------    -----------    -----------    -----------

             NET EARNINGS (LOSS) APPLICABLE TO COMMON
             SHARES                                          $  (162,601)   $   (86,443)   $  (432,365)   $  (198,393)
                                                             ===========    ===========    ===========    ===========
Earnings (Loss) per common share -
 Basic and diluted
      From continuing operations                             $     (0.07)   $     (0.04)   $     (0.20)   $     (0.09)
      From discontinued operations                                  --             --             --             --
                                                             -----------    -----------    -----------    -----------

             NET LOSS                                        $     (0.07)   $     (0.04)   $     (0.20)   $     (0.09)
                                                             ===========    ===========    ===========    ===========
Weighted average outstanding common shares,
      basic and diluted                                        2,248,605      2,248,605      2,171,291      2,248,605
                                                             ===========    ===========    ===========    ===========


The accompanying notes are an integral part of these interim financial statements


                    SUMMIT LIFE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (Unaudited)

                      Nine Months Ended September 30, 2000



                                                         Common Stock            Preferred Stock "A"          Preferred Stock "B"
                                                  -------------------------   -------------------------   -------------------------
                                                     Shares         Par          Shares     Liquidation      Shares     Liquidation
                                      Total          Issued        Value         Issued        Value         Issued        Value
                                   -----------    -----------   -----------   -----------   -----------   -----------   -----------

Balance at January 1, 2000         $ 1,016,038      2,267,605   $    22,676         5,000   $   500,000          --            --

Dividends on preferred stock           (24,968)          --            --            --            --            --            --

Issuance of Series B preferred         250,000           --            --            --            --         250,000   $   250,000

Comprehensive income
  Net loss                            (160,893)          --            --            --            --            --            --
  Other comprehensive inc.(loss)
  Unrealized loss on investments        51,757           --            --            --            --            --            --
                                   -----------
   Comprehensive income (loss)        (109,136)
                                   -----------    -----------   -----------   -----------   -----------   -----------   -----------

Balance at September 30, 2000      $ 1,131,934      2,267,605   $    22,676         5,000   $   500,000       250,000   $   250,000
                                   ===========    ===========   ===========   ===========   ===========   ===========   ===========

                                                    Common                       Accum.                    Series "B"
                                                   Stock of      Series "B"      Other                     Preferred
                                    Additional      Parent       Preferred   Comprehensive                   Stock
                                     Paid-in       Held by         Stock         Income     Accumulated   Subscription
                                     Capital      Subsidiary     Subscribed      (Loss)       Deficit      Receivable
                                   -----------   -----------    -----------   -----------   -----------   -----------

Balance at January 1, 2000         $ 2,923,596   ($   95,000)          --     ($   83,565)  ($2,251,669)         --

Dividends on preferred stock              --            --             --            --         (24,968)         --

Issuance of Series B preferred            --            --      $   750,000          --            --        (750,000)

Comprehensive income
  Net loss                                --            --             --            --        (160,893)         --
  Other comprehensive inc.(loss)
  Unrealized loss on investments          --            --             --          51,757          --            --
   Comprehensive income (loss)
                                   -----------   -----------    -----------   -----------   -----------   -----------

Balance at September 30, 2000      $ 2,923,596   ($   95,000)   $   750,000   ($   31,808)  ($2,437,530)  ($  750,000)
                                   ===========   ===========    ===========   ===========   ===========   ===========



The accompanying notes are an integral part of these interim financial statements.


                    SUMMIT LIFE CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                Nine Months Ended
                                                                  September 30,
                                                           --------------------------
                                                               2000           1999
                                                           -----------    -----------
Increase (Decrease) in Cash and Cash Equivalents

Net cash provided by (used in) operating activities        $  (161,704)   $  (338,030)

Net cash provided by (used in) investing activities          1,325,670       (141,893)

Net cash provided by (used in) financing activities           (702,445)        10,958

                                                           -----------    -----------
       NET INCREASE (DECREASE) IN CASH
          AND CASH EQUIVALENTS                                 461,521       (468,965)

Cash and cash equivalents at the beginning of the period       935,746      1,492,196
                                                           -----------    -----------

Cash and cash equivalents at the end of the period         $ 1,397,267    $ 1,023,231
                                                           ===========    ===========





The accompanying notes are an integral part of these interim financial statements

                    SUMMIT LIFE CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. For further information, refer to the consolidated annual financial statements and footnotes thereto for the year ended December 31, 1999.

NOTE B - PRIVATE PLACEMENT OF SERIES B CONVERTIBLE PREFERRED STOCK

In September 2000, the Company sold $1,000,000 of its Series B Convertible Preferred Stock, par value $.001 per share, pursuant to a private placement effected pursuant to Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933. The Company has collected $250,000 of the proceeds with the balance of $750,000 to be paid to the Company pursuant to a one-year promissory note. The promissory note accrues interest at the rate of six percent (6%) per annum until maturity. Each share of the Series B Convertible Preferred Stock may be converted, at any time after March 31, 2003, into fully-paid and nonassessable shares of the Company's common stock on a 1-for-1 basis, subject to the conditions of the Certificate of Designation of Series B Convertible Preferred Stock. The Company will use the proceeds from the sale of the Series B Convertible Preferred Stock for general working capital purposes.

                      [THIS PAGE INTENTIONALLY LEFT BLANK.]

               Report of Independent Certified Public Accountants
               --------------------------------------------------


Board of Directors
Summit Life Corporation

We have audited the accompanying consolidated balance sheets of Summit Life Corporation and Subsidiaries, as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Summit Life Corporation and Subsidiaries, as of December 31, 1998 and 1999, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 29, 2000


                    Summit Life Corporation and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                                  December 31,

ASSETS                                                                                   1998         1999
                                                                                      ----------   ----------
INVESTMENTS (notes A4 and B)
   Debt securities - available for sale                                               $4,105,139   $3,202,369
   Equity securities - available for sale                                                 46,557       22,000
   Equity securities - other                                                                --         62,500
   Notes receivable                                                                    1,241,468      312,864
   Short-term investments                                                                156,541    1,470,000
   Policy loans                                                                           18,142       37,947
   Investment real estate, net of accumulated depreciation of
     $3,293 in 1998 and $6,080 in 1999                                                    73,251       72,580
                                                                                      ----------   ----------
                                                                                       5,641,098    5,180,260

CASH AND CASH EQUIVALENTS (note A3)                                                    1,492,196      935,746

RECEIVABLES
   Accrued investment income                                                             240,417       85,753
   Advances to affiliates                                                                 10,000       10,000
   Other                                                                                   3,156        4,808
                                                                                      ----------   ----------
                                                                                         253,573      100,561

PROPERTY AND EQUIPMENT - AT COST (note A5)
   Building and improvements                                                             115,853      129,419
   Furniture and equipment                                                               132,811      114,470
   Automobiles                                                                            45,275       54,015
                                                                                      ----------   ----------
                                                                                         293,939      297,904
      Less accumulated depreciation                                                       63,382       88,573
                                                                                      ----------   ----------
                                                                                         230,557      209,331
   Land                                                                                   56,000       56,000
                                                                                      ----------   ----------
                                                                                         286,557      265,331

OTHER ASSETS
   Cost in excess of net assets of business acquired, less accumulated amortization
      of $123,321 in 1998 and $133,761 in 1999 (note A6)                                 106,918       45,000
   Deferred policy acquisition costs (note A8)                                            20,926       42,226
   Value of purchased insurance business, less accumulated amortization of
      $205,949 in 1998 and $52,965 in 1999 (note A9)                                     272,465      370,758
   Land and building held for sale (note A5)                                             176,153         --
   Deferred income taxes (notes A7 and E)                                                 31,943       37,241
   Other                                                                                 124,261       38,698
                                                                                      ----------   ----------
                                                                                         732,666      533,923
                                                                                      ----------   ----------

                                                                                      $8,406,090   $7,015,821
                                                                                      ==========   ==========



                    Summit Life Corporation and Subsidiaries

                     CONSOLIDATED BALANCE SHEETS - CONTINUED

                                  December 31,

LIABILITIES AND STOCKHOLDERS' EQUITY                                                       1998           1999
                                                                                       -----------    -----------
LIABILITIES
    Policy reserves and policyholder funds (note A10)                                  $ 6,027,599    $ 5,335,971
    Unpaid claims                                                                            4,354        107,000
    accounts payable                                                                        46,707         74,742
    accrued and other liabilities                                                          209,353         28,713
    Advances from affiliates                                                                16,000         11,138
    Notes payable (note C)                                                               1,325,247        442,219
                                                                                       -----------    -----------

                                                                                         7,629,260      5,999,783

COMMITMENTS AND CONTINGENCIES (notes G and I)                                                 --             --

STOCKHOLDERS' EQUITY (note D)
    Common stock, $.01 par value - authorized, 5,000,000 shares; issued and
      outstanding, 2,054,735 shares in 1998 and 2,267,605 shares in 1999                    20,547         22,676
    Series A cumulative preferred stock, $.001 par value - authorized, 5,000 shares;
      issued and outstanding, 5,000 shares in 1999; stated at liquidation value               --          500,000
    Additional paid-in capital                                                           2,079,661      2,923,596
    Common stock of parent held by subsidiary                                                 --          (95,000)
    Common stock subscribed                                                                 39,130           --
    Accumulated other comprehensive income (loss)                                           25,985        (83,565)
    Accumulated deficit                                                                 (1,349,363)    (2,251,669)
                                                                                       -----------    -----------
                                                                                           815,960      1,016,038
         Less stock subscriptions receivable                                                39,130           --
                                                                                       -----------    -----------
                                                                                           776,830      1,016,038
                                                                                       -----------    -----------

                                                                                       $ 8,406,090    $ 7,015,821
                                                                                       ===========    ===========



        The accompanying notes are an integral part of these statements.


                    Summit Life Corporation and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                             Year ended December 31,

                                                                            1998           1999
                                                                        -----------    -----------
Revenues (note O)
    Insurance premiums and other considerations (note A10)              $   121,192    $   213,598
    Investment income                                                       599,334        519,434
    Net realized gains on sale of investments                                 4,337          5,202
    Other                                                                    31,461         74,500
                                                                        -----------    -----------
                                                                            756,324        812,734

Benefits, losses, and expenses (note O)
    Policy benefits                                                          87,925        244,156
    Increase in policy reserves                                             232,746        208,160
    Interest                                                                129,191         97,402
    Taxes, licenses, and fees                                                23,428         43,819
    Depreciation and amortization                                           302,557        308,803
    General, administrative, and other operating                            587,118        743,787
    Loss on disposal of subsidiary                                             --           57,824
                                                                        -----------    -----------
                                                                          1,362,965      1,703,951
                                                                        -----------    -----------

                  Loss from continuing operations before income taxes      (606,641)      (891,217)

Income tax expense (benefit) - current (notes A7 and E)                       3,100         (7,538)
                                                                        -----------    -----------

                  Loss from continuing operations                          (609,741)      (883,679)

Earnings from operations of discontinued segment (note O)                    32,499           --
                                                                        -----------    -----------

                  Net loss                                                 (577,242)      (883,679)

Preferred stock dividends                                                      --           28,830
                                                                        -----------    -----------

                  NET LOSS AVAILABLE TO COMMON
                    STOCKHOLDERS                                        $  (577,242)   $  (912,509)
                                                                        ===========    ===========

Basic and diluted earnings (loss) per common share (note A11)
    From continuing operations                                          $      (.30)   $      (.42)
    From discontinued operations                                                .02           --
                                                                        -----------    -----------

                  NET LOSS                                              $      (.28)   $      (.42)
                                                                        ===========    ===========

Weighted average outstanding common shares, basic and diluted
    (note A11)                                                            2,047,037      2,177,196
                                                                        ===========    ===========


        The accompanying notes are an integral part of these statements.


                    Summit Life Corporation and Subsidiaries

             CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (NOTE D)

                     Years ended December 31, 1998 and 1999



                                                                                       Series A cumulative
                                                               Common stock              preferred stock
                                                       --------------------------   -------------------------    Additional
                                                          Shares          Par          Shares     Liquidation     paid-in
                                           Total          issued         value         issued        value        capital
                                        -----------    -----------    -----------   -----------   -----------   -----------
Balance at January 1, 1998              $   339,435      1,939,780    $    19,398          --     $      --     $ 1,044,992
Common stock issued                       1,035,818        114,955          1,149          --            --       1,034,669
Comprehensive loss
   Net loss                                (577,242)          --             --            --            --            --
   Other comprehensive loss
     Unrealized loss on investments,
       net                                  (21,181)
                                        -----------

           Comprehensive loss              (598,423)
                                        -----------    -----------    -----------   -----------   -----------   -----------
Balance at December 31, 1998                776,830      2,054,735         20,547          --            --       2,079,661
Sale of common stock, net of offering
   expenses of $110,488 (note P)            711,934        163,770          1,638          --            --         710,296
Sale of preferred stock                     500,000           --             --           5,000       500,000          --
Collection of stock subscriptions
   receivable                                39,130         30,100            301          --            --          38,829
Issuance of common stock of parent
   to subsidiary                               --           19,000            190          --            --          94,810
Dividends on preferred stock                (18,627)          --             --            --            --            --
Comprehensive loss
   Net loss                                (883,679)          --             --            --            --            --
   Other comprehensive loss
     Unrealized loss on investments,
       net                                 (109,550)
                                        -----------
           Comprehensive loss              (993,229)
                                        -----------    -----------    -----------   -----------   -----------   -----------
  Balance at December 31, 1999          $ 1,016,038      2,267,605    $    22,676         5,000   $   500,000   $ 2,923,596
                                        ===========    ===========    ===========   ===========   ===========   ===========

                                           Common
                                          stock of                    Accumulated
                                           parent         Common        other                        Stock
                                          held by         stock      comprehensive  Accumulated  subscriptions
                                         subsidiary     subscribed   income (loss)    deficit      receivable
                                        -----------    -----------    -----------   -----------   -----------
Balance at January 1, 1998              $      --      $    42,383    $    47,166   $  (772,121)  $   (42,383)
Common stock issued                            --           (3,253)          --            --           3,253
Comprehensive loss
   Net loss                                    --             --             --        (577,242)         --
   Other comprehensive loss
     Unrealized loss on investments,
       net                                                                (21,181)
           Comprehensive loss
                                        -----------    -----------    -----------   -----------   -----------
Balance at December 31, 1998                   --           39,130         25,985    (1,349,363)      (39,130)
Sale of common stock, net of offering
   expenses of $110,488 (note P)               --             --             --            --            --
Sale of preferred stock                        --             --             --            --            --
Collection of stock subscriptions
   receivable                                  --          (39,130)          --            --          39,130
Issuance of common stock of parent
   to subsidiary                            (95,000)          --             --            --            --
Dividends on preferred stock                   --             --             --         (18,627)         --
Comprehensive loss
   Net loss                                    --             --             --        (883,679)         --
   Other comprehensive loss
     Unrealized loss on investments,
       net                                                               (109,550)
           Comprehensive loss
                                        -----------    -----------    -----------   -----------   -----------
  Balance at December 31, 1999          $   (95,000)   $      --      $   (83,565)  $(2,251,669)  $      --
                                        ===========    ===========    ===========   ===========   ===========



         The accompanying notes are an integral part of this statement.


                    Summit Life Corporation and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Year ended December 31,

                                                                                     1998           1999
                                                                                 -----------    -----------
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities
    Net loss                                                                     $  (577,242)   $  (883,679)
    Adjustments to reconcile net loss to net cash used in operating activities
         Depreciation and amortization                                               299,689        303,472
         Deferral of policy acquisition costs                                         (9,615)       (26,631)
         Amortization of deferred policy acquisition costs                             2,868          5,331
         Interest credited to policyholder account balances                          280,948        233,523
         Gain on sale of investment securities                                        (4,337)        (5,202)
         (Gain) loss on sale of assets                                                (8,089)        (1,664)
         Loss on disposal of subsidiary                                                 --           57,824
         Common stock issued for directors' services                                  32,753           --
         Other                                                                         7,590        (29,107)
         (Increase) decrease in
              Accrued investment income                                              (68,747)       144,242
              Other receivables                                                       15,163         (9,430)
              Other assets                                                             4,265        (29,668)
         Increase (decrease) in
              Policy reserves                                                        (64,306)       (28,388)
              Accounts payable                                                       (14,968)       154,710
              Accrued and other liabilities                                           81,665       (120,193)
                                                                                 -----------    -----------
                    Net cash used in operating activities                            (22,363)      (234,860)

Cash flows from investing activities
         Purchases of investment securities                                       (2,710,265)    (2,627,174)
         Proceeds from disposition or maturities of investment securities          2,189,797      1,830,142
         Issuance of notes receivable                                               (204,200)       (71,000)
         Payments received on notes receivable                                       139,517      1,015,251
         Increase in policy loans                                                    (13,024)       (12,226)
         Advance to affiliates                                                        (6,000)          --
         Purchase of property and equipment                                           (1,613)        (6,636)
         Proceeds from sale of assets                                                 11,826        165,500
         Net cash acquired (paid) in acquisition of business                         527,578       (406,766)
         Net cash acquired on disposal of subsidiary                                    --           86,869
                                                                                 -----------    -----------
                    Net cash used in investing activities                            (66,384)       (26,040)

Cash flows from financing activities
         Deposits to policyholder account balances                                   514,906         67,009
         Withdrawals from policyholder account balances                             (159,505)      (394,212)
         Payments on notes payable                                                  (168,466)    (1,492,731)
         Advances from (payments to) affiliate                                        16,000         (4,862)
         Proceeds from issuance of notes payable                                     150,000        510,000
         Proceeds from stock subscriptions receivable                                  3,253         39,130
         Proceeds from sale of common and preferred stock                              1,357      1,039,172
         Dividends paid on preferred stock                                              --          (18,627)
         Initial public offering costs                                               (70,059)       (40,429)
                                                                                 -----------    -----------
                    Net cash provided by (used in) financing activities              287,486       (295,550)
                                                                                 -----------    -----------
                    NET INCREASE (DECREASE) IN CASH
                    AND CASH EQUIVALENTS                                             198,739       (556,450)

Cash and cash equivalents at beginning of year                                     1,293,457      1,492,196
                                                                                 -----------    -----------
Cash and cash equivalents at end of year                                         $ 1,492,196    $   935,746
                                                                                 ===========    ===========



                    Summit Life Corporation and Subsidiaries

                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                             Year ended December 31,

                                                                                          1998           1999
                                                                                      -----------    -----------
Cash paid (received) during the year for:
-----------------------------------------

    Interest                                                                          $    56,000    $   246,000
    Income taxes                                                                              300         (7,000)
Noncash investing and financing activities:
-------------------------------------------

    Purchase of an automobile by the incurrence of a note payable                     $      --      $    14,059
    Conversion of convertible notes, other notes payable, and accrued interest to
       common stock                                                                          --          281,700
    Notes receivable acquired on sale of land and building, net of deferred gain of
       $ 72,958                                                                           217,042           --

    Acquisition of Benefit Capital Life Insurance Company in exchange for 100,000
       shares of common stock (note N)                                                    998,445           --
          In conjunction with the acquisition, assets were acquired and liabilities were assumed as follows:
             Estimated fair value of assets acquired, including
              cash and cash equivalents of $527,578                 $ 2,051,746

             Liabilities assumed                                     (1,053,291)
                                                                    -----------

                         Estimated fair value of common stock
                         issued                                     $   998,455
                                                                    ===========

    Acquisition of Great Midwest Life Insurance Company in exchange for issuance of
       note payable and cash (note N)                                                        --          331,807
          In conjunction with the acquisition, assets were acquired and liabilities were assumed as follows:
             Estimated fair value of assets acquired, including
              cash and cash equivalents of $250,546                 $ 1,349,905
             Liabilities assumed                                       (360,786)
             Issuance of note payable                                  (331,807)
                                                                    -----------

                         Cash paid                                  $   657,312
                                                                    ===========

    Disposal of Benefit Capital Life Insurance Company in exchange for stock and
       cash (note O)                                                                         --           62,500
          In conjunction with the disposal, assets were sold and liabilities were transferred as follows:
             Book value of assets sold, including cash and cash
              equivalents of $432,460                               $ 1,597,816
             Liabilities transferred                                   (958,163)
                                                                    -----------

                         Net assets sold                                639,653
             Proceeds for sale
                Cash received                                           519,329
                First Alliance Corporation common stock received         62,500
                                                                    -----------
                                                                        581,829

                    Loss on disposal of subsidiary                  $    57,824
                                                                    ===========



The accompanying notes are an integral part of these statements.

                    Summit Life Corporation and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1998 and 1999


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

    1.     Basis of Consolidation and Nature of Operations
           -----------------------------------------------

    The consolidated financial statements include the accounts of Summit Life Corporation (SLC) and its wholly-owned subsidiaries (collectively, the Company). Wholly-owned subsidiaries include Summit Life and Annuity Company
    (SLAC), Family Benefit Life Insurance Company (FBLIC), Benefit Capital Life Insurance Company (BCLIC), and Great Midwest Life Insurance Company (GMLIC). BCLIC was acquired on January 13, 1998 and was sold on December 30, 1999. GMLIC was acquired on January 13, 1999. FBLIC was merged into GMLIC with an effective date of February 1, 1999. In October 1999, GMLIC and SLAC received the necessary regulatory approvals to complete a reinsurance agreement which transferred all of SLAC's insurance business to GMLIC. Effective November 24, 1999, SLAC was merged into SLC. Intercompany transactions and balances have been eliminated.

    SLC is a holding company which specializes in the sale of life insurance products through its life insurance subsidiary, GMLIC. GMLIC is licensed in Oklahoma and Texas and primarily sells fixed rate annuities and life insurance products.

    2.     Use of Estimates
           ----------------

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures; accordingly, actual results could differ from those estimates.

    3.     Cash and Cash Equivalents
           -------------------------

    cash equivalents include time deposits and certificates of deposit with maturities when acquired of three months or less and money market funds.

    The Company maintains its cash and cash equivalents in accounts which may not be federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

    4.     Investments
           -----------

    The Company accounts for certain investments in debt and equity securities as follows:

    o Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.
    o Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in operations.

                    Summit Life Corporation and Subsidiaries

                           December 31, 1998 and 1999


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

    4.     Investments - Continued
           -----------------------

    o Debt and equity securities not classified as either held to maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income (loss).

    Declines in the fair value of individual securities below cost or amortized cost that are other than temporary result in write-downs included in operations. The specific identification method is followed in determining the cost of securities sold.

    Generally, notes receivable are stated at the aggregate of the unpaid balances less estimated uncollectible amounts.

    Short-term investments consist primarily of certificates of deposit and in 1999 interests in medical receivables. Short-term investments are carried at cost, which approximates market. The interests in medical receivables provide for 10% return on the investment, and at December 31, 1999, the $1,320,000 medical receivables investment is collateralized by receivables with face values of $1,584,000.

    Investment real estate is carried at depreciated cost.

    5.     Property and Equipment
           ----------------------

    Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives on the straight-line method. Useful lives range from five to forty years.

    Long-lived assets to be held and used, including investment real estate, are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses are recognized based upon the estimated fair value of the asset.

    During January 1998, upon acquisition of BCLIC, the Company relocated its Louisiana operations from Thibodaux to rented facilities in New Orleans. The Thibodaux land and building was held for sale at December 31, 1998 and was reported at the lower of carrying value or fair value less cost to sell. During 1999, the building was sold at a loss of approximately $7,000.

    6.     Cost in Excess of Net Assets of Business Acquired
           -------------------------------------------------

    Cost in excess of net assets of business acquired is amortized on the straight-line method over ten to fifteen years for insurance company acquisitions and five years for other acquisitions.

                    Summit Life Corporation and Subsidiaries

                           December 31, 1998 and 1999


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

    6.     Cost in Excess of Net Assets of Business Acquired - Continued
           -------------------------------------------------------------

    On an ongoing basis, management reviews the valuation and amortization of cost in excess of net assets of business acquired. As part of this review, the Company estimates the value and future benefits of the net income to be generated by the related subsidiaries to determine whether impairment has occurred.

    7.     Income Taxes
           ------------

    SLC and each of its subsidiaries file separate income tax returns.

    The Company recognizes current tax expense based on estimated amounts payable or refundable on tax returns for the year.

    Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to temporary differences and carryforwards based on provisions of the enacted tax law. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    8.     Deferred Policy Acquisition Costs
           ---------------------------------

    The costs of writing new business, consisting primarily of commissions and certain costs of policy issuance, are deferred. Deferred policy acquisition costs for life insurance products, including immediate annuities with life contingencies, are amortized over the estimated lives of the policies. Deferred policy acquisition costs for investment products, principally single premium deferred annuities, are amortized with interest in relation to the present value of the expected gross profits, based on estimated investment yields, mortality, persistency, and surrender charges, over the lives of the policies. Deferred policy acquisition costs are reviewed periodically to insure that the unamortized balance does not exceed those amounts recoverable from future profits.

    9.     Value of Purchased Insurance Business
           -------------------------------------

    Value of purchased insurance business represents the actuarially determined present value of estimated net cash flows embedded in existing insurance contracts when acquired and is amortized with interest based on the incidence of the related cash flows. At December 31, 1999, approximately 13% of the unamortized value of purchased insurance business is expected to be amortized in each of the next five years, based on current conditions and assumptions as to future events on acquired policies in force.

                    Summit Life Corporation and Subsidiaries

                           December 31, 1998 and 1999


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

    9.     Value of Purchased Insurance Business - Continued
           -------------------------------------------------

    An analysis of the value of purchased insurance business is presented below for the years ended December 31:

                                                            1998        1999
                                                          ---------   ---------

      Balance, beginning of year                          $       -   $ 272,465
      Acquisition                                           478,414     423,723
      Imputed interest on unamortized balance at 6.5%        31,097      45,252
      Amortization                                         (237,046)   (182,842)
      Disposal of subsidiary                                      -    (187,840)
                                                          ---------   ---------

      Balance, end of year                                $ 272,465   $ 370,758
                                                          =========   =========

    10.    Revenues and Policy Reserves and Policyholder Funds
           ---------------------------------------------------

    Premiums received on deferred annuities and annuities without life contingencies (i.e., investment contracts) are recorded as deposits into the policyholder's account balance. Revenues relating to these contracts consist primarily of withdrawal and administrative charges. Premiums for life insurance products and for certain annuities with life contingencies, including selection of annuity settlement options with life contingencies, are recognized as revenues when due.

    Policyholder account balances include amounts deposited by policyholders plus interest credited, less withdrawals and any administrative charges deducted by the Company. The liabilities for future policy benefits for annuities with life contingencies are computed as the present value of future benefit payments, including assumptions as to investment yields and mortality.

    Policy reserves for life insurance products are computed using assumptions as to investment yields, mortality, morbidity, withdrawals, and other assumptions based on the Company's experience, modified as necessary to give effect to anticipated trends and to include provisions for possible unfavorable deviations. Reserve interest assumptions are graded and range from 8% to 3.5%. Such liabilities are, for some plans, graded to equal statutory values or cash values at or prior to maturity. Policy benefit claims are charged to expense in the period that the claims are incurred. All insurance-related benefits, losses, and expenses are reported net of reinsurance ceded.

    Mortgage loan closing and funding income and related fees are recognized at the time the underlying mortgage loan transaction is closed.

    11.    Earnings (Loss) Per Common Share
           --------------------------------

    Earnings  (loss)  per common  share are  computed  based  upon net  earnings
    (loss), after deduction of preferred stock dividends, divided by the weighted average number of common shares outstanding during each period.


                    Summit Life Corporation and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1998 and 1999


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

    11.    Earnings (Loss) Per Common Share - Continued
           --------------------------------------------

    The weighted average outstanding common shares for December 31, 1998 have been adjusted retroactively to reflect the changes in capital structure discussed in Note D. Conversion rights and convertible notes, discussed in Note D, were antidilutive; therefore, basic and diluted earnings (loss) per common share are the same.

    12.    Other Comprehensive Loss
           ------------------------

    Accumulated other comprehensive income (loss) consists solely of net unrealized investment gains (losses).

    Unrealized loss on investments, net consists of the following:

                                                         1998         1999
                                                       ---------    ---------

        Unrealized loss on investments arising
             during period                             $ (16,844)   $(104,348)
            Less reclassification adjustment for
               gains included in net loss                  4,337        5,202
                                                       ---------    ---------

                Unrealized loss on investments, net    $ (21,181)   $(109,550)
                                                       =========    =========

    13.    Reclassifications
           -----------------

    Certain reclassifications have been made to the 1998 consolidated financial statements to conform to the 1999 presentation.

NOTE B - INVESTMENTS

    The amortized cost of debt securities and the cost of equity securities, together with their estimated fair values, are summarized as follows:

                                                                 December 31, 1998
                                            -------------------------------------------------------
                                               Cost /        Gross           Gross       Estimated
                                             amortized     unrealized     unrealized       fair
            Type of investment                  cost         gains          losses         value
-----------------------------------------   -----------   -----------    -----------    -----------
Debt securities - available for sale
  U.S. Treasury and other U.S. government
    corporations and agencies               $   100,585   $       165    $      --      $   100,750
  Mortgage-backed securities                  3,876,061        31,562         (7,984)     3,899,639
  Industrial and miscellaneous                   98,750         6,000           --          104,750
                                            -----------   -----------    -----------    -----------

                                            $ 4,075,396   $    37,727    $    (7,984)   $ 4,105,139
                                            ===========   ===========    ===========    ===========

Equity securities - available for sale      $    50,315   $      --      $    (3,758)   $    46,557
                                            ===========   ===========    ===========    ===========






                                      F-20


                    Summit Life Corporation and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1998 and 1999


NOTE B - INVESTMENTS - CONTINUED


                                                                 December 31, 1999
                                            -------------------------------------------------------
                                               Cost /        Gross           Gross       Estimated
                                             amortized     unrealized     unrealized       fair
            Type of investment                  cost         gains          losses         value
-----------------------------------------   -----------   -----------    -----------    -----------

Debt securities - available for sale
  U.S. Treasury and other U.S. government
    corporations and agencies               $   327,065   $       134    $   (11,561)   $   315,638
  Mortgage-backed securities                  2,623,905           526        (56,238)     2,568,193
  Industrial and miscellaneous                  331,002          --          (12,464)       318,538
                                            -----------   -----------    -----------    -----------


                                            $ 3,281,972   $       660    $   (80,263)   $ 3,202,369
                                            ===========   ===========    ===========    ===========


   Equity securities - available for sale   $    25,962   $      --      $    (3,962)   $    22,000
                                            ===========   ===========    ===========    ===========


    The amortized cost and estimated fair values of debt securities, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               December 31, 1999
                                      -------------------------------------
                                       Amortized cost       Estimated fair
                                                                value
                                      ----------------    -----------------
     Due within one year or less      $       150,054     $      150,189
     Due six to ten years                     232,043            223,162
     Due after ten years                      275,970            260,825
                                      ----------------    -----------------
                                              658,067            634,176
     Mortgage-backed securities             2,623,905          2,568,193
                                      ----------------    -----------------

                                      $     3,281,972     $    3,202,369
                                      ================    =================

    Proceeds from sales of available-for-sale securities were approximately $530,000 for 1998 and $446,000 for 1999. Gross gains of $11,752 for 1998 and
    $7,387 for 1999 and gross losses of $7,415 for 1998 and $2,185 for 1999 were realized on those sales.

    Equity securities - other consist of First Alliance Corporation (FAC) common stock carried at cost. The securities are restricted as to sale or transfer through December 30, 2000 and FAC retains the right of first refusal to purchase the shares through December 30, 2001.

    Notes receivable include $909,743 for 1998 of loans made to entities which purchase, administer, and collect medical accounts receivable. The notes provided for interest at 20% payable semiannually and matured in 1999.


                    Summit Life Corporation and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1998 and 1999


NOTE B - INVESTMENTS - CONTINUED

    During 1998, an 8%,  $240,000  ten-year  first  mortgage and an 8%,  $50,000 ten-year  second  mortgage were received in  conjunction  with the sale of a building  and  related  land for  $300,000  which  had a  carrying  value of
    $220,000.  The transaction  resulted in a gain of $80,000 which was deferred and is being  recognized  on the  installment  method  until  adequate  down payment has been  received.  Notes  receivable at December 31, 1998 and 1999 include $199,000 and $183,000, net of remaining deferred gain of $73,000 and
    $67,000, respectively, relating to these mortgages.

NOTE C - NOTES PAYABLE

    Notes payable consist of the following at December 31:

                                                                         1998        1999
                                                                       ---------   ---------
Bank line of credit, interest payable monthly at an index
determined by the bank (8.25% at December 31, 1998), paid off
during 1999                                                            $ 150,000   $       -

Uncollateralized note payable to individual, interest payable
annually at 8%, paid off during 1999                                      75,000           -

Note payable to bank, payable in monthly installments of
$690 through March 1999, including interest at 10.5%,
paid off during 1999                                                      28,179           -

Note  payable to stockholder, interest payable at 7.75%,
paid off during 1999                                                      32,325           -

Note payable to individual, interest payable semiannually at 6.75%,
paid off during 1999                                                      30,000           -

Note payable to stockholder, interest payable semiannually at 8%,
paid off during 1999                                                      50,000           -

Uncollateralized  note payable to stockholder, interest payable
annually at 6.75%, due February 1, 2000                                   50,000      50,000

10%  notes  payable to individuals, the majority of  which  are stockholders, interest payable either semiannually or allowed to
compound, paid off during 1999                                           909,743           -

Bank line of credit, interest payable quarterly at the Wall Street
Journal prime (8.5% at December 31, 1999) plus .5%, due July 1, 2000;
guaranteed by certain officers and directors                                   -     110,000


                    Summit Life Corporation and Subsidiaries

                           December 31, 1998 and 1999


NOTE C - NOTES PAYABLE - CONTINUED
                                                            1998         1999
                                                         ----------   ----------

Uncollateralized note payable to stockholder, interest
payable at 6.75%, due with principal on April 30, 2000            -       50,000

Note payable to a corporation, interest payable at 6%,
due with annual principal installments of approximately
$111,000 through  June 1, 2001                                    -      221,205

Note payable to bank,  payable in monthly  installments
of $337 through January 2003, including interest at
6.95%; collateralized by vehicle                                  -       11,014
                                                         ----------   ----------

                                                         $1,325,247   $  442,219
                                                         =========    ==========

    The aggregate maturities of notes payable for years subsequent to December 31, 1999 are as follows:

              Year ending December 31
                    2000                                  $323,965
                    2001                                   114,211
                    2002                                     3,873
                    2003                                       170
                                                          --------

                                                          $442,219
                                                          ========

NOTE D - STOCKHOLDERS' EQUITY

    On September 21, 1998, in conjunction with its initial public offering of common stock (see Note P), the following changes in capital structure were approved and effected:

       Each share of outstanding Class B common stock was exchanged for one share of Class A common stock and Class B common stock was eliminated.

       Class A common stock was redesignated as, simply, common stock.

       The par value of the common stock was changed from $.50 to $.01 and the authorized number of shares was increased from 2,000,000 to 5,000,000.

       A 5-for-2 stock split on common stock was effected.

       5,000,000 shares of $.001 par value preferred stock with rights and preference to be determined by the Board of Directors was created.

                    Summit Life Corporation and Subsidiaries

                           December 31, 1998 and 1999


NOTE D - STOCKHOLDERS' EQUITY - CONTINUED

    These changes have been given retroactive effect in the accompanying consolidated financial statements.

    On April 23, 1999, nonvoting Series A Cumulative Preferred Stock was created. Semiannual dividends of $5 per share are cumulative. The preferred stock has priority as to liquidation value ($100 per share) and dividends in arrears over common stock upon dissolution.

    Prior to 1998, the Company, in an effort to raise additional capital, acquired a convertible note for $55,000 then offered the related conversion rights to existing stockholders on a basis consistent with their then-current ownership percentage. Conversion rights not otherwise accepted by existing stockholders were ultimately accepted by certain Company officers who are also stockholders. These officers accepted the conversion rights by issuing noninterest-bearing promissory notes payable, thereby committing to purchase 33,602 shares of common stock at $1.30 per share. These promissory notes and the Company's requirement to issue the related common stock have been reflected in the accompanying consolidated financial statements as stock subscriptions receivable and common stock subscribed. Through December 31, 1998, 12,207 common shares had been issued under this arrangement for $15,869 and at December 31, 1998, 30,100 common shares are subscribed under notes receivable of $39,130. During 1999, the notes receivable were collected, and the common stock was issued.

NOTE E - INCOME TAXES

    The components of net deferred tax assets and changes in the related valuation allowance are as follows:

                                                         December 31,
                                                   ----------------------
                                                     1998         1999
                                                   ---------    ---------

Deferred tax assets
     Net operating loss carryforwards              $ 110,289    $ 203,852
     Policy reserves and policyholder funds           41,106       38,782
     Other                                            21,246       14,767
     Valuation allowance for deferred tax assets    (101,517)    (167,025)
                                                   ---------    ---------
                                                      71,124       90,376

Deferred tax liabilities

     Value of purchased insurance business           (37,055)     (51,906)
     Depreciation                                     (2,126)        --
     Other                                              --         (1,229)
                                                   ---------    ---------
                                                     (39,181)     (53,135)
                                                   ---------    ---------

                Net deferred tax assets            $  31,943    $  37,241
                                                   =========    =========
Increase in valuation allowance                    $  72,971    $  65,508
                                                   =========    =========

                    Summit Life Corporation and Subsidiaries

                           December 31, 1998 and 1999


NOTE E - INCOME TAXES - CONTINUED

    A reconciliation of income tax (expense) benefit at the statutory rate to the Company's effective rate is as follows:

                                                         1998          1999
                                                      -----------   -----------

       Expected statutory rate                             34%            34%
       Small life insurance company deduction             (20)           (20)
       Increase in valuation allowance                    (12)            (7)
       Other                                               (3)            (6)
                                                      -----------   -----------

                                                           (1)%            1%
                                                      ===========   ===========



    At December 31, 1999, the following operating loss carryforwards, which begin expiring in 2010, were available for tax purposes:

              SLC                                       $1,276,000
              GMLIC                                         89,000

NOTE F - RELATED PARTY TRANSACTIONS

    The Company is affiliated with an insurance agency by common ownership and management. Insurance regulatory authorities have approved an agreement whereby the Company pays the agency 75% of the commission rate to which nonaffiliates are subject. During 1998 and 1999, commissions of approximately $4,000 and $1,000, respectively, were paid to this agency.

    From time to time, the Company makes advances to and receives advances from affiliates, generally officers and stockholders. Such advances have no specified repayment terms but are generally short-term in nature.

    During 1998, directors' fees of $33,000 were approved by the Board of Directors and paid through the issuance of 11,697 shares (as adjusted - see Note D) of common stock.

    Included in notes receivable at December 31, 1998 is a $25,000 note receivable from a corporation owned by a minority stockholder. The note provided for interest at 8% payable in two installments and matured June 11, 1999.

NOTE G - COMMITMENTS AND CONTINGENCIES

    Under its annuity contracts, the Company is committed to credit interest on policyholder account balances at guaranteed rates. During the first policy year the guaranteed rates range up to 8.5%. After the first year the lowest guaranteed rate is 3%.

                    Summit Life Corporation and Subsidiaries

                           December 31, 1998 and 1999


NOTE G - COMMITMENTS AND CONTINGENCIES - CONTINUED

    Most states have established guaranty fund associations to ensure that policyholders receive the benefit of the insurance products they have purchased. The guaranty funds receive their funding through assessments to companies which write business in the respective states. The Company is liable for such mandatory assessments upon notification by the states; however, such assessments may be partially recovered through a reduction in future premium taxes.

    Certain investments with carrying values of $263,200 were pledged to regulatory authorities in accordance with statutory requirements at December 31, 1999.

    The Company leases certain equipment used in operations and storage space. Rent expense under these leases for 1998 and 1999 was $10,957 and $16,322, respectively. At December 31, 1999, there are no future commitments due to terms being on a month-to-month basis.

    The Company is involved in various legal actions relating to its operation. Management believes that losses, if any, arising from such actions will not be material to the Company's consolidated financial statements.

NOTE H - STATUTORY CAPITAL AND SURPLUS

    SLC's insurance company subsidiaries prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the domiciliary state insurance department. "Prescribed" statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The NAIC has approved the Codification of Statutory Accounting Practices (the Codification). The Codification will be effective on January 1, 2001. It is currently uncertain when individual states will require adoption of the Codification for statutory financial statements. The Company has not yet determined what effect, if any, the Codification will have on its subsidiary's statutory financial statements.

    SLAC was  required  to  maintain  statutory  capital and surplus of at least
    $250,000 and, at December 31, 1998, its statutory capital and surplus amounted to $360,000.

    FBLIC was required to maintain statutory capital and surplus of at least $100,000 and, at December 31, 1998, its statutory capital and surplus amounted to $150,000.

    BCLIC was required to maintain statutory capital and surplus of at least $300,000 and, at December 31, 1998, its statutory capital and surplus amounted to $519,000.

    GMLIC is  required  to  maintain  statutory  capital and surplus of at least
    $700,000 and, at December 31, 1999, its statutory capital and surplus amounted to $907,000. GMLIC cannot declare dividends which exceed the greater of 10% of statutory capital and surplus or the gain from operations of the preceding twelve months without the prior consent of the Texas Commissioner of Insurance. The maximum dividend which may be paid in 2000 under this formula without prior consent is $90,000.

                    Summit Life Corporation and Subsidiaries

                           December 31, 1998 and 1999


NOTE I - REGULATORY MATTERS

    At periodic intervals, the domiciliary state insurance department routinely examines the insurance company subsidiaries' statutory financial statements as part of their legally prescribed oversight of the insurance industry. Based on these examinations, the regulators can direct that the subsidiaries' statutory financial statements be adjusted in accordance with their findings.

NOTE J - REINSURANCE

    The Company reinsures that portion of insurance risk which is in excess of its retention limits, generally under yearly renewable term contracts. Retention limits range up to $20,000 on life policies. Reinsurance premiums are recognized as a reduction of insurance premiums and other considerations over the policy term and totaled $20,000 and $52,000 for 1998 and 1999, respectively.

    Reinsurance does not discharge or diminish the primary liability of the Company on the risks reinsured; however, it does serve to limit the Company's maximum loss on risks. The Company would be liable for the reinsurance risks ceded to other companies in the event that reinsurers were unable to meet their obligations.

    At December 31, 1998 and 1999, reinsurance recoverables on policy reserves were not significant.

NOTE K - EMPLOYMENT AGREEMENTS

    Effective April 1, 1997, the Company entered into employment agreements with the Company's Chief Executive Officer and President, both Company stockholders. The employment agreements provide, among other things, for six-year terms, base and maximum salaries, increases to base salaries subject to Board of Director approval, annual bonuses, and benefits.

    The agreements also provide each employee the right to purchase shares of common stock at a specified price per share during the first three years of the agreements. The number of shares available to the employees under these agreements is subject to grant by the Board of Directors; however, the difference between the option price and market price of all such shares must not be less than $5,000 each. At December 31, 1999, the Board of Directors had not granted any shares relating to these agreements.

    The agreements may be terminated by mutual consent, by the Company at its sole discretion without cause, or by the Company for cause, as defined. If the agreements are terminated for cause, as defined, severance payments of $50,000 are payable to each employee. If the agreements are terminated without cause, severance payments to each employee will be equivalent to the maximum salary over the term of the agreements less amounts previously paid, but not less than $360,000 for the President and $450,000 for the Chief Executive Officer.


                    Summit Life Corporation and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1998 and 1999


NOTE L - SEGMENT INFORMATION

     Prior to 1999, the Company had the following reportable segments:  mortgage services,  life insurance,  and corporate.  The mortgage  services  segment which has been discontinued (see Note O) provided residential mortgage loan processing  services  to  individuals.  The life  insurance  segment  sells annuity and other life insurance  products.  The corporate segment provided support to the Company's  operating  subsidiaries and provided financing to certain medical receivable factoring entities. The accounting policies used to develop segment information correspond to those described in the summary of accounting  policies.  The  reportable  segments were distinct  business units.  Subsequent to the  discontinuance of the mortgage services segment, the Company  operated  only in the life  insurance  segment.  Revenues from
     customers  are  all  attributed  to  the  United   States.   The  following
     information about the segments is for the year ended December 31, 1998.

                                                Mortgage        Life
                    1998                        services      insurance     Corporate       Totals
----------------------------------------      -----------    -----------   -----------   -----------
Revenues from customers                       $   118,739    $   121,192   $      --     $   239,931
Intersegment revenues                                --           12,708        11,745        24,453
Investment income, including net
   realized gains on sale of investments             --          392,253       211,418       603,671
Interest expense                                    1,434           --         129,191       130,625
Depreciation and amortization                        --          239,482        63,075       302,557
Income tax expense (benefit)                         (646)         3,100          --           2,454
Segment loss                                      (32,499)       376,211       233,530       577,242
Segment assets                                        528      7,231,895     1,423,094     8,655,517
Expenditures for segment assets                      --            1,613          --           1,613

Reconciliation to Consolidated Amounts

Revenues
    Total revenues for reportable segments
        Revenues from customers                                                          $   239,931
        Intersegment revenues                                                                 24,453
        Investment income, including net realized gains on sale of investments               603,671
                                                                                         -----------
                                                                                             868,055
    Other revenues                                                                            31,461
    Elimination of intersegment revenues                                                     (24,453)
    Discontinued operations                                                                 (118,739)
                                                                                         -----------

                          Total consolidated revenues                                    $   756,324
                                                                                         ===========

Assets
    Total assets for reportable segments                                                 $ 8,655,517
    Elimination of intersegment assets                                                      (249,427)
                                                                                         -----------

                                                                                         $ 8,406,090
                                                                                         ===========



                    Summit Life Corporation and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1998 and 1999


NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments as of December 31, 1998 and 1999.
    Such information, which pertains to the Company's financial instruments, does not purport to represent the aggregate net fair value of the Company.
    The carrying amounts in the table are the amounts at which the financial instruments are reported in the consolidated financial statements.

    All of the Company's financial instruments are held for purposes other than trading. The fair values of debt and equity securities are estimated based on quoted market prices for those or similar investments. The carrying value of certain notes receivable and policy loans approximate fair value due to nominal interest rate changes subsequent to issuance. The fair value of other notes receivable is based on discounted future cash flows using current rates at which similar loans with similar maturities would be made to borrowers with similar credit risk. The carrying amounts of cash, cash equivalents, short-term investments, and receivables approximate fair values because of the short maturity of those assets. Cash surrender value is used in determining the fair value of investment contracts. Estimated fair value of notes payable is the discounted amount of future cash flows using the Company's current incremental rate of borrowing for similar liabilities.

                                                       1998                      1999
                                             -----------------------   -----------------------
                                              Carrying       Fair       Carrying       Fair
                                               amount        value       amount        value
                                             ----------   ----------   ----------   ----------
Financial assets
    Debt securities - available for sale     $4,105,139   $4,105,139   $3,202,369   $3,202,369
    Equity securities - available for sale       46,557       46,557       22,000       22,000
    Equity securities - other                      --           --         62,500       62,500
    Notes receivable                          1,241,468    1,315,000      312,864      370,957
    Short-term investments                      156,541      156,541    1,470,000    1,470,000
    Policy loans                                 18,142       18,142       37,947       37,947
    Cash and cash equivalents                 1,492,196    1,492,196      935,746      935,746
    Receivables                                 253,573      253,573      100,561      100,561

Financial liabilities
    Policyholder account balances -
       investment contracts                  $4,975,587   $4,720,000   $4,886,903   $4,673,874
    Notes payable                             1,325,247    1,322,000      442,219      440,987


                    Summit Life Corporation and Subsidiaries

                           December 31, 1998 and 1999

NOTE N - BUSINESS ACQUISITIONS

    In January 1998, in exchange for 100,000 shares of common stock (as adjusted
    - see Note D), the Company acquired BCLIC, a Louisiana corporation, in a business combination accounted for as a purchase. BCLIC was primarily engaged in the sale of life insurance products in Louisiana. The results of operations of BCLIC are included in the accompanying consolidated financial statements since the date of acquisition. Because the Company's common stock was not traded, its fair value was not reliably measurable. Therefore, the cost of the acquisition was estimated through measuring directly the fair values of BCLIC's assets and liabilities. The total cost of the acquisition, as estimated, was approximately $998,000. The estimated fair value of assets acquired was $2,051,746 and liabilities assumed were $1,053,291.

    In January 1999, the Company acquired 100% of the outstanding common stock of GMLIC in a business combination accounted for as a purchase. GMLIC was primarily engaged in the sale of life insurance products in the state of Texas. The results of operations of GMLIC have been included in the accompanying consolidated financial statements since the date of acquisition. The total cost of the acquisition was approximately $939,000. Of the purchase price, cash of $607,000 was paid to seven of eight stockholders with the eighth stockholder receiving a promissory note for a principal amount of $332,000, payable in three equal annual installments at an annual interest rate of 6% on the unpaid principal balance. Prior to the acquisition, GMLIC only prepared statutory-basis financial statements; therefore, summarized pro forma information relating to revenues, net loss, and basic and diluted loss per common share, assuming the acquisition occurred as of January 1, 1998, was not practicable to determine.

NOTE O - DISCONTINUED OPERATIONS AND DISPOSITIONS

    In December 1998, the Company adopted a plan to sell its mortgage services segment to an officer of the Company in exchange for a $10,000 note receivable. The actual disposal date was January 4, 1999. The assets sold and liabilities assumed of the mortgage services segment consisted primarily of the segment's "name", cash, and customer deposits.

    Operating results of the mortgage services segment for the year ended December 31, 1998 are shown separately in the accompanying consolidated statements of operations.

    Revenues of the mortgage services segment for 1998 were $118,739. This amount is not included in revenues in the accompanying consolidated statements of operations. There are no revenues or expenses attributable to the mortgage services segment for 1999.

    On December 30, 1999, the Company sold 100% of the outstanding common stock of BCLIC for $62,500 of First Alliance Corporation common stock (25,000 shares) and $519,329 in cash, resulting in a loss of $57,824. BCLIC's operating results included in the consolidated statements of operations were revenues of $208,647 and $142,705 in 1998 and 1999, respectively, and benefits, losses, and expenses of $307,133 and $159,330 in 1998 and 1999, respectively.

                    Summit Life Corporation and Subsidiaries

                           December 31, 1998 and 1999


NOTE P - INITIAL PUBLIC OFFERING

    During 1998, SLC began the process of an initial public offering, which went effective in January 1999, of up to 1,000,000 shares of its common stock. The initial public offering price of the shares was $5 per share, and the minimum purchase per subscriber was 100 shares. The offering was closed effective June 30, 1999, resulting in the issuance of 163,770 shares of common stock and gross proceeds of approximately $822,000.

    At December 31, 1998, the Company had offering costs of $110,000 which had been deferred and were included in other assets. These costs were charged against the gross proceeds of the offering in 1999.

    The Company used the proceeds primarily to (i) fund the acquisition of GMLIC (see Note N), (ii) repay debt, and (iii) provide working capital and general corporate funds.

                             SUMMIT LIFE CORPORATION
                       REGISTRATION STATEMENT ON FORM SB-2

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Section 1006(B)(7) of the General Corporation Act of the State of Oklahoma (the "OGCA") authorizes a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care, including acts constituting gross negligence. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty to the corporation or its shareholders, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or executing any transaction from which the director obtained an improper personal benefit.

         Section 1031 of the OGCA empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Further, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

         An indemnification can be made by the corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the OGCA. The indemnification provided by the OGCA shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the OGCA shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Registrant's Charter and Bylaw Provisions

         The Registrant's First Amended and Restated Certificate of Incorporation (i) limits its directors' liability for monetary damages to the Registrant and its shareholders for breach of fiduciary duty except under the circumstances outlined in Section 1006(B)(7) of the OGCA as described above,
(ii) provides for elimination or limitation of liability to the fullest extent permitted should the OGCA be amended to authorize corporation action further eliminating or limiting the personal liability of directors and (iii) provides for indemnification to the fullest extent permitted by Section 1031 of the OGCA.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All expenses of registration of the Shares will be borne by the Company. All of the amounts shown are estimates, except the registration fee.


   Securities and Exchange Commission registration fee.........     $    250.00
   Legal fees and expenses.....................................     $ 40,000.00
   Accounting fees and expenses................................     $ 30,000.00
   Printing and engraving expenses.............................     $ 25,000.00
   Blue sky fees and expenses..................................     $  4,750.00
                                                                    -----------
             TOTAL EXPENSES                                         $100,000.00
                                                                    ===========

Item 26. Recent Sales of Unregistered Securities.

         The following sets forth certain information regarding sales of securities of the Company issued within the past three years, which were not registered pursuant to the Securities Act of 1933, as amended (the "Securities Act").

         On January 13, 1998, pursuant to the terms of that certain acquisition agreement between the Company and Benefit Capital Life Investment Corporation, a Louisiana corporation, the Company issued 100,000 shares of common stock for all of the issued and outstanding stock of BCLIC. It is the Company's belief that Benefit Capital Life Investment Corporation was a "sophisticated investor" within the meaning of Section 4(2) of the Securities Act and that, pursuant to the negotiations by which BCLIC was acquired by the Company, it had access to information regarding the Company and the proposed transaction.

         In February 1998, the following directors, as compensation for services rendered to the Company, were issued the following shares of common stock: (i) 462 shares to Dean Brown; (ii) 962 to Gary Ellis; (iii) 962 to Thomas Sanders;
(iv) 500 to Gary Skibicki; (v) 961 to Charles L. Smith; and (vi) 961 to James L. Smith. No sales commissions were paid in connection with such issuances. In April 1998, the following directors, as compensation for services rendered to the Company, were issued the following shares of common stock: (i) 500 shares to Dean Brown; (ii) 570 to Gary Ellis; (iii) 1,355 to Thomas Sanders; (iv) 570 to Gary Skibicki; (v) 1,392 to Charles L. Smith; (vi) 1,393 to James L. Smith;
(vii) 820 to Randal Beach; and (viii) 285 to Russell Graham. The securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

         In April 1998, pursuant to the provisions of the convertible debentures of the Company held by Quinton Hiebert, an executive officer of the Company, Mr. Hiebert was issued 3,000 shares of common stock. No sales commissions were paid in connection with such issuance. The securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

         In April 1998, in lieu of commissions payable, an agent received 262 shares of common stock. No sales commissions were paid in connection with such issuance. The securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

         In April of 1999, the Company issued 4,892 shares of a newly created class of preferred stock, resulting in gross proceeds of approximately $489,200. In October 1999, the Company issued an additional 108 shares of preferred stock, resulting in gross proceeds to the Company of $10,800. It is the Company's belief that each of the individuals to whom the preferred stock was issued was a "sophisticated investor" within the meaning of Section 4(2) of the Securities Act and that each such investor had access to information regarding the Company and the proposed transaction. No sales commissions were paid in connection with the sale of the preferred stock and the securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

         On September 30, 2000, the Company issued 1,000,000 shares of a newly created class of Series B Convertible Preferred Stock to an accredited investor for an aggregate consideration of $1,000,000. The Company has collected $250,000 of the aggregate consideration, with the remaining $750,000 of the purchase price to be paid to the Company pursuant to a one-year promissory note. The promissory note accrues interest at the rate of six percent (6%) per annum until maturity. No sales commissions were paid in connection with the sale of the Series B Convertible Preferred stock and the securities were issued in reliance on the exemption from registration provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933. Each share of the Series B Convertible Preferred Stock may be converted, at any time after March 31, 2003, into fully paid and nonassessable whole shares of the Company's common stock on a 1-for-1 basis, subject to the conditions of the Certificate of Designation of Series B Convertible Preferred Stock.

Item 27. Exhibits.

 Exhibit                           Name of Exhibit
 Number                            ---------------
 -------
   3.1* First Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company's Registration Statement on Form SB-2, file number 333-65097 and incorporated herein by reference)

   3.2* First Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company's Registration Statement on Form SB-2, file number 333-65097 and incorporated herein by reference)

   4.1* Specimen Certificate of the Common Stock (filed as Exhibit 4.1 to the Company's Registration Statement on Form SB-2, file number 333-65097 and incorporated herein by reference)

   4.2* See Articles V and X of the Company's Certificate of Incorporation and Article VI of the Company's Bylaws (filed as
                  Exhibit 4.2 to the Company's Registration Statement on Form SB-2, file number 333-65097 and incorporated herein by reference)

   4.3*           Form of Promotional Shares Lock-In Agreement (filed as Exhibit
                  4.3 to the Company's Registration Statement on Form SB-2, file number 333-65097 and incorporated herein by reference)

   4.4*           Specimen Certificate of the Series A Preferred Stock (filed as
                  Exhibit 4.1 to the Company's Quarterly Report on Form 10-QSB for the Quarter ended June 30, 1999 and incorporated herein by reference)

   4.5* Certificate of Designation of Series A Preferred Stock (filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-QSB for the Quarter ended June 30, 1999 and incorporated herein by reference)

   4.6+           Specimen  Certificate  of the Series B  Convertible  Preferred
                  Stock

   4.7* Certificate of Designation of Series B Convertible Preferred Stock (filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-QSB for the Quarter ended September 30, 2000 and incorporated herein by reference)

   5.1+ Opinion of Day, Edwards, Propester & Christensen, P.C. as to the legality of the securities being registered

  10.1*           Employment  Agreement  by and between the Company and James L.
                  Smith (filed as Exhibit 10.1 to the Company's Registration Statement on Form SB-2, file number 333-65097 and incorporated herein by reference)

  10.2*           Employment Agreement by and between the Company and Charles L.
                  Smith (filed as Exhibit 10.2 to the Company's Registration Statement on Form SB-2, file number 333-65097 and incorporated herein by reference)

  10.3* Stock Purchase Agreement by and between the Company and BCLIC (filed as Exhibit 10.3 to the Company's Registration Statement on Form SB-2, file number 333-65097 and incorporated herein by reference)

  10.4* Stock Purchase Agreement between the Company and Orville Homer Miller et al. (filed as Exhibit 10.4 to the Company's Registration Statement on Form SB-2, file number 333-65097 and incorporated herein by reference)

  10.5+           Escrow Agreement between the Company and UMB Bank

  10.6*           Stock   Purchase   Agreement   between  the  Company  and  CLS
                  Enterprises, Inc. (filed as Exhibit 10.6 to the Company's Registration Statement on Form SB-2, file number 333-65097 and incorporated herein by reference)

  10.7* Designated Agency Officer Agreement (filed as Exhibit 10.7 to the Company's Registration Statement on Form SB-2, file number 333-65097 and incorporated herein by reference)

  10.8* Stock Purchase Agreement between Summit Life Corporation, Seller, and First Alliance Insurance Company, Buyer, dated November 10, 1999 (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed November 24, 1999 and incorporated herein by reference)

  10.9* Stock Purchase Agreement between Texas Savings Holding Company and Great Midwest Life Insurance Company, dated February 15, 2000 (filed as Exhibit 10.7 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, file number 000-25253 and incorporated herein by reference)

  21.1**          List of subsidiaries

  23.1**          Consent of Grant Thornton LLP,  Independent  Certified  Public
                  Accountants

  23.2+           Consent  of  Day,  Edwards,  Propester  &  Christensen,   P.C.
                  (included in Exhibit 5.1)

  99.1**          Form of Subscription Agreement

       *          Previously filed.
       **         Filed herewith.
       +          To be filed by amendment.

Item 28.  Undertakings.

         The undersigned Registrant hereby undertakes that:

         (1) That, for the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         (2) That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement of the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         (3)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement to:

                  (a) include any prospectus required by section 10(a)(3) of the Securities Act;

                  (b) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. and

                  (c)      include   any   additional   or   changed    material
                           information on the plan of distribution.

         (4) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination or end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Oklahoma City, State of Oklahoma, on February __, 2001.

                                                SUMMIT LIFE CORPORATION
                                                an Oklahoma corporation

                                                By: /s/  Charles L.  Smith
                                                    ---------------------------
                                                    Charles L. Smith, President

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

               NAME AND TITLE                                        DATE
               --------------                                        ----
/s/ *James L. Smith                                           February ___, 2001
---------------------------
James L. Smith,
         Chairman of the Board of Directors and
         Chief Executive Officer
         (Principal Executive Officer)

/s/ Charles L. Smith                                          February ___, 2001
---------------------------
Charles L. Smith,
         President, Chief Operating Officer and
         Director
         (Principal Executive Officer)

/s/ *M. Dean Brown                                            February ___, 2001
---------------------------
M. Dean Brown,
         Director

/s/ *Thomas D. Sanders                                        February ___, 2001
---------------------------
Thomas D. Sanders,
         Director

/s/ *Gary L. Ellis                                            February ___, 2001
---------------------------
Gary L. Ellis,
         Director


/s/ Quinton L. Hiebert                                        February ___, 2001
---------------------------
Quinton L. Hiebert,
         Vice President, Chief Financial Officer
         and Secretary
         (Principal Financial and Accounting Officer)

*     By:  Charles L. Smith
           ----------------
           Attorney-in-fact

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Oklahoma City, State of Oklahoma, on February _____, 2001.

                                                SUMMIT LIFE CORPORATION

                                                an Oklahoma corporation

                                                By:  _________________________
                                                     Charles L. Smith, President

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

               NAME AND TITLE                                       DATE
               --------------                                       ----

___________________________________________                  February ____, 2001
James L. Smith,
         Chairman of the Board of Directors and
         Chief Executive Officer
         (Principal Executive Officer)

___________________________________________                  February ____, 2001
Charles L. Smith,
         President, Chief Operating Officer and
         Director
         (Principal Executive Officer)

___________________________________________                  February ____, 2001
M. Dean Brown,
         Director

___________________________________________                  February ____, 2001
Thomas D. Sanders,
         Director

___________________________________________                  February ____, 2001
Gary L. Ellis,
         Director

___________________________________________                  February ____, 2001
Quinton L. Hiebert,
         Vice President, Chief Financial Officer
         and Secretary
         (Principal Financial and Accounting Officer)


                                      II-6